Exhibit 10.3

DATED             2010

(1) Landlord:

J.P. MORGAN MARKETS LIMITED

(2) Tenant:

MF GLOBAL UK LIMITED

(3) Surety:

MF GLOBAL HOLDINGS LTD

S U B - U N D E R L E A S E

- of -

Part Ground Floor and Floors 1 to 4 (inclusive)

5 Churchill Place, Canary Wharf,

London E14

TERM
COMMENCES:

YEARS:	The Term of years referred to herein
TERM
EXPIRES:	9 August 2029

RENT:

LEASE PARTICULARS

LR1. Date of lease

LR2. Title number(s)	LR2.1 Landlord’s title number(s)

EGL565148

LR2.2 Other title numbers

EGL202850, EGL565834, EGL567818

LR3. Parties to this lease	Landlord

J.P. MORGAN MARKETS LIMITED whose registered office is at 125 London Wall, London EC2Y 5AJ (Company registration number 01592029)

Tenant

MF GLOBAL UK LIMITED whose registered address is Sugar Quay, Lower Thames Street London EC3R 6DU (company registration number 01600658)

Surety

MF GLOBAL HOLDINGS LTD (a corporation incorporated under the laws of the State of Delaware, USA) whose registered office is at Corporation Trust Center, 1209 Orange Street, Wilmington, Newcastle, Delaware

LR4. Property	In the case of a conflict between this Clause and the remainder of this Lease then, for the purposes of registration, this Clause shall prevail.

Part Ground Floor and Floors 1 to 4 of the Building shown edged red on Plans 4 to 7 and which is defined in this Lease as “Demised Premises”

LR5. Prescribed statements etc	LR5.1 Statements prescribed under rules 179 (dispositions in favour of a charity), 180 (dispositions by a charity) or 196 (leases under the Leasehold Reform, Housing and Urban Development Act 1993) of the Land Registration Rules 2003.

None

LR5.2 This Lease is made under, or by reference to, provisions of:

LR6. Term for which the Property is leased	(the “Term Commencement Date” and expiring on 9 August 2029

LR7. Premium	None

LR8. Prohibitions or restrictions on disposing of this lease	This Lease contains a provision that prohibits or restricts dispositions

LR9. Rights of acquisition etc	LR9.1 Tenant’s contractual rights to renew this Lease, to acquire the reversion or another lease of the Property, or to acquire an interest in other land

None

LR9.2 Tenant’s covenant to (or offer to) surrender this Lease

None

LR9.3 Landlord’s contractual rights to acquire this Lease

None

LR10. Restrictive covenants given in this Lease by the Landlord in respect of land other than the Property	None

LR11. Easements	LR11.1 Easements granted by this lease for the benefit of the Property

As specified in Schedule 1 of this Lease

LR11.2 Easements granted or reserved by this Lease over the Property for the benefit of other property

As specified in Schedule 2 of this Lease

LR12. Estate rentcharge burdening the Property	None

LR13. Application for standard form of restriction	None

LR14. Declaration of trust where there is more than one person comprising the Tenant	Not applicable

T H I S L E A S E made on the Date and BETWEEN the Parties specified in the Particulars W I T N E S S E T H as follows:

1	DEFINITIONS

IN this Lease the following expressions shall have the following meanings:

1.1	“Acceptable Assignee” means:-

1.1.1	An Entity which has or whose obligations will be guaranteed by an entity which has continuously for a period of two (2) years immediately preceding the date of the application to assign maintained and which on the date of the transfer to it of this Lease still maintains:

(a)	in respect of its senior unsecured unsubordinated and unguaranteed long term debt obligations a credit rating of A or better from Standard & Poor’s Ratings Group, a division of McGraw-Hill Inc (“Standard & Poor’s”) or A2 or better from Moody’s Investors Service (“Moody’s”); or

(b)	a long-term counterparty credit rating of A or better from Standard & Poor’s; or

(c)	credit ratings in respect of its senior unsecured unsubordinated and unguaranteed long term debt or in respect of its long term counterparty status from other major rating agencies acceptable to the Landlord and the Superior Landlord acting reasonably equivalent to or better than any one of the credit ratings described in (a) and (b) above;

provided that where any relevant agency rebases redesignates or otherwise changes the substance of or criteria for a relevant rating as referred to above (or the number of grades or rankings above or below the relevant rating) or does any other act or thing so that the comparative creditworthiness strength or substance reflected in any of the ratings referred to above is changed then there shall be deemed substituted for the ratings referred to above such new or revised ratings as will then reflect and be equivalent to the relative creditworthiness strength and substance implied by the above ratings at the date hereof to the intent and effect that the substituted rating shall be equivalent mutatis mutandis to the current standards of creditworthiness strength and substance reflected in such current ratings; and

(d)	at the date of the application to assign and the date immediately prior to completion of the proposed assignment the proposed assignee’s credit rating has not been placed on a credit watch list nor has been accorded negative or developing rating outlook or equivalent (other than with a view to a possible up-grade) by either Standard and Poor’s or Moody’s; or

1.1.2	an Entity who does not adversely affect (otherwise than to an immaterial extent) the market value of the Landlord’s and the Superior Landlord’s interest in the Demised Premises by taking an assignment of this Lease when compared with the position immediately prior to the proposed assignment (whether or not the Landlord or the Superior Landlord has any intention at the time of selling or raising money on the security of its reversionary interest in the Demised Premises) by a hypothetical tenant who has at that point:

(a)	in respect of its senior unsecured unsubordinated and unguaranteed long term debt obligations a credit rating of A from Standard & Poor’s or A2 from Moody’s; or

(b)	a long-term counterpart credit rating of A from Standard & Poor’s or A2 from Moody’s

The market value of the Landlord’s and the Superior Landlord’s interest in the Demised Premises shall be calculated having regard to the valuation guidelines set out in the RICS Appraisal and Valuation Manual current at the date of the said valuation or such alternative valuation practice for institutional investment office properties as is in common use for office premises of similar Net Internal area to the Demised Premises in London at the said date

1.2	“Accountant” means a Chartered Accountant or firm of Chartered Accountants appointed or employed by the Management Company or a Group Company of the Management Company to perform the functions of the Accountant under this Lease

1.3	“Adjoining Property” means all parts of the Estate (other than the Demised Premises) and any land and/or buildings from time to time adjoining or neighbouring the Estate

1.4	“Base Rate” means the Base Rate for the time being of Barclays Bank PLC or some other London clearing bank nominated from time to time by the Landlord or in the event of Base Rate ceasing to exist such other reasonable comparable rate of interest as the Landlord shall from time to time reasonably determine

1.5	“Building” means the Building (of which the Demised Premises form part) as more particularly shown edged red on Plan 1 and each and every part thereof and all the appurtenances belonging thereto including:

1.5.1	for the avoidance of doubt the foundations and substructure of the Building

1.5.2	all landlord’s fixtures and fittings in or upon the same

1.5.3	all additions alterations and improvements thereto (excluding all tenant’s and trade fixtures and fittings)

1.5.4	the Generator Room and

1.5.5	the Shared Ramp

but excluding the Churchill Place Car Park Ramp and the airspace between the Churchill Place Car Park Ramp and the underside of the Building

1.6	“Building Services” means the services set out in Part A of the Seventh Schedule

1.7	“Building Service Charge Percentages” means the percentages to be established pursuant to Clause 9.1.5

1.8	“Business Hours” means 7.00 am to 8.00 pm on Mondays to Fridays (inclusive) and 8.00 am to 2.00 pm on Saturdays (excluding all usual bank or public holidays) or such longer hours as may from time to time be reasonably designated by the Landlord

1.9	“Car Park” means the car parks within the Estate (other than the car parking area (if any) within the Building) reasonably designated as such from time to time in writing by the Superior Landlord under the Superior Lease

1.10	“Churchill Place Car Park Ramp” means the ramp shown hatched green on Plans 2 and 3

1.11	“Common Parts of the Building” means those parts and amenities of the Building which are from time to time provided (or designated by the Superior Landlord in accordance with the Superior Lease) for common use by tenants and occupiers of the Building with or without others and all persons authorised by them but excluding the Estate Common Parts and the Lettable Areas

1.12	“Controlled Joint Venture” means an entity which is controlled by the Tenant or a Group Company of the Tenant by way of its shareholding and/or voting rights

1.13	“Decoration Years” means 2014 and every subsequent fifth year of the Term

1.14	“Defects Deed” means the deed of indemnity dated 26 November 2009 made between (1) Canary Wharf Limited (2) Canary Wharf Holdings Limited and (3) J.P. Morgan Markets Limited in respect of certain potential latent defective works relating to the Demised Premises and the Landlord’s Retained Premises

1.15	“Demised Premises” means part ground floor and floors 1 to 4 (inclusive) of the Building edged red on Plans 4 to 7 inclusive, including:

1.15.1	the internal plaster surfaces and finishes of all structural or load bearing walls and columns within the Demised Premises and of all walls which enclose the same

1.15.2	the entirety of all non-structural or non-load bearing walls and columns within the Demised Premises

1.15.3	the inner half severed medially of the internal non-structural or non-load bearing walls (if any) that divide the same from other parts of the Building

1.15.4	the flooring, raised floors, floor screeds and floor finishes thereof and the voids between the flooring and the structural parts supporting the flooring of the Demised Premises and all carpets

1.15.5	the ceiling finishes thereof including all suspended ceilings and light fittings and the voids between the structural parts and any suspended ceilings

1.15.6	all glass window frames and window furniture in the windows and all doors door furniture and door frames

1.15.7	all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein

1.15.8	all Pipes under and over the same exclusively serving the Demised Premises

1.15.9	all landlord’s fixtures fittings plant machinery ducting sprinklers apparatus and equipment now or hereafter in or upon the same exclusively serving the Demised Premises

1.15.10	all additions alterations and improvements to the Demised Premises but nevertheless excluding:

(i)	all structural or load bearing walls and columns and the structural slabs of any roofs ceilings and floors

(ii)	all glass window frames and window furniture in the windows in the external skin of the Building

(iii)	Pipes belonging to public utilities or those which serve other parts of the Building or Adjoining Property and

(iv)	plant and equipment used in the provision of Building Services

1.16	“Development” means development as defined in Section 55 of the Town and Country Planning Act 1990

1.17	“DLR” means Docklands Light Railway Limited (Company Number 2052677) and its successors in title

1.18	“DLR Lease” means the lease dated 1 June 1999 made between Canary Wharf Limited (1) and Docklands Light Railway Limited (2) of buildings, structures and air space comprising part of the Docklands Light Railway at Canary Wharf as the same may be varied from time to time

1.19	“Docklands Light Railway” means the railway from time to time currently known as the Docklands Light Railway

1.20	“Entity” means a body corporate or other business organisation or partnership

1.21	“Estate” means the land and water areas known as Canary Wharf London E14 shown edged green on Plan 1 with any additional land and water areas in which the Superior Landlord or a Group Company of the Superior Landlord shall acquire a freehold or leasehold interest and which the Superior Landlord from time to time reasonably designates as part of the Estate and all buildings and appurtenances thereon and all additions alterations and improvements thereto

1.22	“Estate Common Parts” means those parts of the Estate and the Adjoining Property (such parts not being publicly adopted) which are from time to time intended for the common use and enjoyment of the tenants of the Estate (including the Tenant) and persons claiming through or under them or reasonably designated as such by the Management Company (as that expression is defined in the Superior Lease) in accordance with the Superior Lease whether or not other parties are also entitled to use and enjoy the same but excludes all Car Parks within the Estate

1.23	“Estate Services” means the services set out in Part A of the Sixth Schedule insofar as the same are attributable to the Estate excluding the Car Park

1.24	“Estate Service Charge Percentage” has the meaning given to it in Clause 9.1.10

1.25	“Force Majeure” means any cause beyond the reasonable control of the Superior Landlord, the Landlord or the Management Company (as the case may be) and in the case of the Landlord or the Management Company which:

1.25.1	adversely affects the performance of the Landlord’s or the Management Company’s obligations; and

1.25.2	has not arisen by reason of any breach of non-observance or non-performance by the Landlord and/or the Management Company of its or their obligations contained in this Lease;

and excluding however wilful misfeasance, lack of funds or financial inability to perform

1.26	“Generator Room” means the room shown hatched red on Plan 8, including:

1.26.1	the internal plaster surfaces and finishes of all structural or load bearing walls and columns within the Generator Room and of all walls which enclose the same

1.26.2	the entirety of all non-structural or non-load bearing walls and columns within the Generator Room

1.26.3	the flooring, raised floors, floor screeds and floor finishes thereof and the voids between the flooring and the structural parts supporting the flooring of the Generator Room

1.26.4	the ceiling finishes thereof including all suspended ceilings and light fittings and the voids between the structural parts and any suspended ceilings

1.26.5	all glass window frames and window furniture in the windows and all doors door furniture and door frames

1.26.6	all sanitary and hot and cold water apparatus and equipment and the radiators (if any) therein

1.26.7	all Pipes under and over the same exclusively serving the Generator Room

1.26.8	all landlord’s fixtures fittings plant machinery ducting sprinklers apparatus and equipment now or hereafter in or upon the same exclusively serving the Generator Room

1.26.9	all additions alterations and improvements to the Generator Room but nevertheless excluding:

(i)	all structural or load bearing walls and columns and the structural slabs of any roofs ceilings and floors

(ii)	all glass window frames and window furniture in the windows in the external skin of the Generator Room

(iii)	Pipes belonging to public utilities or those which serve the Adjoining Property and

(iv)	plant and equipment used in the provision of Building Services

1.27	“Group Company” in relation to any company (the “Relevant Company”) means a company which is for the time being a subsidiary of or the holding company of the Relevant Company or which is another subsidiary of the holding company of the Relevant Company (in each case within the meaning of Section 1159 of the Companies Act 2006

1.28	“HM Revenue & Customs” means HM Revenue & Customs or any other person, authority, body or official which is from time to time responsible for the care, management or administration of Value Added Tax

1.29	“Independent Person” means the independent person appointed to act in accordance with Clause 15

1.30	“Initial Rent” means

1.31	“Insurance Premium Tax” and “IPT” mean insurance premium tax as provided for in the Finance Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature

1.32	“Insured Risks” means the Insured Risks (as that expression is defined under the Superior Lease)

1.33	“Interest Rate” means three percentage points (3%) per annum above Base Rate

1.34	“Landlord” means the party named as “Landlord” in Clause LR3 and includes the person for the time being entitled to the reversion immediately expectant on the determination of the Term

1.35	“Landlord’s Retained Premises” means those parts of the Building let by the Superior Landlord to the Landlord from time to time

1.36	“Landlord Warranties” means the collateral warranties for the benefit of the Landlord listed in the Eighth Schedule and “Landlord Warranty” shall be construed accordingly

1.37	“Licence for Alterations” means the Licence for Alterations made on [or about] the date of this Lease and made between (1) 5 Churchill Place L.P. (2) J.P. Morgan Markets Limited (3) The Bear Stearns Companies LLC (4) MF Global UK Limited and (5) MF Global Holdings Ltd

1.38	“Lease” means this Sub-Underlease and any document which is made supplemental hereto or which is entered into pursuant to or in accordance with the terms hereof

1.39	“Lettable Areas” means those parts of any building (including the Building) leased or intended or designed to be leased to occupational tenants but excluding any parts of such building leased or intended or designed to be leased to public utilities for the purposes of the carrying out of their statutory obligations

1.40	“Management Company” means Canary Wharf Management Limited whose registered office is at One Canada Square, Canada Wharf, London E14 5AB (registration number 2067510) or such other company as may be substituted therefor by the Superior Landlord by notice in writing to the Landlord pursuant to Clause 8.6 of the Superior Lease

1.41	“Mechanical Space Area” means the two square metre area on the roof shown for the purposes of identification only hatched in yellow on Plan 9

1.42	“Net Internal Area” shall have the meaning given to it by the Code of Measuring Practice published on behalf of the Royal Institution of Chartered Surveyors (Fifth Edition December 2001) or such subsequent edition as shall generally be used by measurement surveyors) and shall be determined from time to time by the Estate Surveyor (as defined in Clause 9.1.11) acting professionally and reasonably (ignoring works carried out by tenants or occupiers during the subsistence of the lease or underlease in existence at the time of such determination)

1.43	“Overriding Lease” means the Lease dated 29 January 2010 and made between (1) Canary Wharf Investments (BP2) Limited, (2) Canary Wharf Limited (3) 5 Churchill Place

L.P. (4) Said Holdings Limited (5) Canary Wharf Management Limited and (6) Canary Wharf Investments Limited as amended from time to time and any other lease or leases which are reversionary (whether immediate or mediate) upon this Lease

1.44	“Peak Hours” means the hours of 8am to 10am inclusive and 4pm to 6pm inclusive on Mondays to Fridays (inclusive but excluding all usual bank or public holidays)

1.45	“Permitted Outsourcing Arrangements” means arrangements in respect of the outsourcing of any service by the Tenant and/or a Group Company of the Tenant where the entity to whom the service has been outsourced provides that service to the Tenant and/or a Group Company of the Tenant

1.46	“Permitted Part” means the separate unit of accommodation as defined in Clause 4.21.1(c)(ii)

1.47	“Permitted User” means professional or commercial offices, together with uses ancillary to such office use

1.48	“Pipes” means all pipes sewers drains ducts conduits gutters watercourses wires cables channels flues service corridors trunking and all other conducting media and any ancillary apparatus

1.49	“Plan 1” “Plan 2” and “Plan 3” etc means the plans annexed hereto and respectively so marked

1.50	“Planning Acts” means the Town and Country Planning Act 1990 the Planning (Listed Buildings and Conservation Areas) Act 1990 the Planning (Hazardous Substances) Act 1990 the Planning (Consequential Provisions) Act 1990 the Planning and Compensation Act 1991 and any other town and country planning or related legislation

1.51	“Professional Team” means the Contractor or professionals who are party to the Warranties to the extent they are still in existence or have not entered into insolvency, bankruptcy or receivership process analogous to the events set out in clause 8.1.3

1.52	“Quarterly Day” means each of the 1st day of January 1st day of April 1st day of July and 1st day of October

1.53	“Regulations” means the regulations set out in a manual which has been made available to the Tenant and which may be updated from time to time and such substituted or additional reasonable Regulations as the Superior Landlord may from time to time notify in writing to the Landlord for the general management oversight and security of the Building or the Estate

1.54	“Rent” means the Initial Rent and the rent payable pursuant to the provisions of the Third Schedule

1.55	“Rent Commencement Date” means

1.56	“Rent Review Dates” means 15 May 2014 and every fifth anniversary of such day during the Term

1.57	“Rent Review Specification” shall have the meaning given to that expression in Schedule 3 Paragraph 1(b)(ii)

1.58	“Restricted Estate Common Parts” means those parts of the Estate Common Parts shown hatched green on Plan 11

1.59	“Retained Parts” means the Common Parts of the Building and all parts of the Building which do not comprise Lettable Areas or Estate Common Parts and/or which are reasonably and properly designated as such from time to time by the Superior Landlord

1.60	“Satellite Dishes” means such Satellite Dishes that may be erected in the Mechanical Space Area with the Landlord’s and Superior Landlord’s written consent, such consent not to be unreasonably withheld or delayed and in compliance with paragraph 11 of the First Schedule;

1.61	“Shared Ramp” means the ramp shown hatched blue on Plan 12 and 13

1.62	“Superior Landlord” means the person or persons for the time being entitled to any estate or estates which are reversionary (whether immediate or mediate) upon the Landlord’s estate

1.63	“Superior Landlord’s Surety” means the party (if any) named as the Surety in the Superior Lease and any other party who during the Term acts as Surety to the Superior Landlord and in the case of an individual includes his personal representatives

1.64	“Superior Lease” means the Lease dated 26 November 2009 and made between Canary Wharf (BP2) T1 Limited and Canary Wharf (BP2) T2 Limited (1) Canary Wharf Management Limited (2) J.P. Morgan Markets Limited (3), The Bear Stearns Companies LLC (4) and Canary Wharf Holdings Limited (5) as amended from time to time and any other lease or leases which are reversionary (whether immediate or mediate) upon this Lease

1.65	“Surety” means the party (if any) named as “Surety” in Clause LR3 and any other party who during the Term acts as Surety and in the case of an individual includes his personal representatives

1.66	“Tenant” means the party named as “Tenant” in Clause LR3 and includes the Tenant’s successors in title and assigns and in the case of an individual includes his personal representatives

1.67	“Tenant’s Category “A” Works” and “Tenant’s Category “B” Works” mean respectively the works described as such in a Memorandum dated 26 November 2009 and annexed as Annexure 4 collectively called the “Tenant’s Works”

1.68	“Tenant’s Defects Deed” means the defect deed to be provided to the Tenant by Canary Wharf Limited in accordance with Clause 4.2(b) of the Agreement for Lease dated 18 October 2010 and made between (1) J.P. Morgan Markets Limited, (2) MF Global Limited and (3) MF Global Holdings Ltd

1.69	“Tenant’s Warranties” means the warranties in respect of the Base Building Works to be provided to the Tenant in accordance with clause 4.2 of the Agreement for Lease dated 18 October 2010 and made between (1) J.P. Morgan Markets Limited, (2) MF Global Limited and (3) MF Global Holdings Ltd and “Tenant Warranty” shall be construed accordingly;

1.70	“Term” means the term of years as set out in Clause LR6 and includes the period of any holding over or any extension or continuation whether by statute or common law

1.71	“Term Commencement Date” means

1.72	“Trader Lifts” has the meaning given in clause 4.10.4

1.73	“Trader Lift Shaft” means the lift shaft in respect of the Trader Lifts which runs from the ground floor to the seventh floor of the Building

1.74	“Value Added Tax” and “VAT” means value added tax as provided for in the Value Added Tax Act 1994 and includes any other tax from time to time replacing it or of a similar fiscal nature

1.75	“Undertenant Lease Renewal Proceedings” means any court proceedings instituted by any undertenant of the Demised Premises or any part thereof pursuant to Part II of the 1954 Act

1.76	“UPS Works” has the same meaning as in the Licence for Alterations dated and made between (1) 5 Churchill Place L.P. (2) J.P. Morgan Markets Limited (3) The Bear Stearns Companies LLC (4) MF Global UK Limited and (5) MF Global Holdings Ltd

1.77	“Working Day” means any day (other than a Saturday or a Sunday) upon which clearing banks in the United Kingdom are open to the public for the transaction of business

1.78	“1954 Act” means the Landlord & Tenant Act 1954

1.79	“1954 Order” means The Regulatory Reform (Business Tenancies) (England & Wales) Order 2003

2	INTERPRETATION

UNLESS the context otherwise requires:

2.1	where two or more persons are included in the expression “the Tenant” and/or “the Surety” and/or “the Landlord” the covenants which are expressed to be made by the Tenant and/or the Surety and/or the Landlord shall be deemed to be made by such persons jointly and severally

2.2	words importing persons shall include firms companies and corporations and vice versa

2.3	any covenant or regulation to be observed by any party hereto not to do any act or thing shall include an obligation not to cause permit or suffer such act or thing to be done

2.4	references either to any rights or powers of the Landlord or the Management Company or the rights of the Tenant in relation to the entry to the Demised Premises and/or to the Adjoining Property shall be construed as extending respectively to the Superior Landlord and all persons authorised by the Landlord and/or the Management Company and the Superior Landlord and as the case may be by the Tenant

2.5	reference to the requirement of any consent and/or approval from and/or registration with the Landlord and/or the Management Company shall be construed as also including a requirement for the consent and/or approval of and/or registration with the Superior Landlord and/or the Management Company where the Superior Landlord’s consent and/or approval or the Management Company’s consent and/or approval (as the case may be) would be required under the terms of a Superior Lease except that nothing herein shall be construed as imposing on the Superior Landlord and/or the Management Company any obligation (or indicating that such an obligation is imposed on the Superior Landlord and for the Management Company by virtue of the terms of a Superior Lease) not unreasonably to refuse any such consent and/or approval

2.6	any reference to a statute (whether specifically named or not) shall include any amendment or re-enactment of such statute for the time being in force and all instruments orders notices regulations directions bye-laws permissions and plans for the time being made issued or given thereunder or deriving validity therefrom

2.7	the titles and headings appearing in this Lease are for reference only and shall not affect its construction

2.8	all agreements and obligations by any party contained in this Lease (whether or not expressed to be covenants) shall be deemed to be and shall be construed as covenants by such party

2.9	save where expressly provided to the contrary, all sums payable by the Tenant or the Surety pursuant to this Lease shall be deemed to be exclusive of any Value Added Tax which may be chargeable on the supply or supplies for which such sums (or any part of such sums) are the whole or part of the consideration for Value Added Tax purposes

2.10	any reference to any right, entitlement or obligation of any person under the laws in relation to Value Added Tax, or any business carried on by any person for Value Added Tax purposes, shall (where appropriate and unless the context otherwise requires) be construed, at any time when such person is treated as a member of a group for the purposes of section 43 of the Value Added Tax Act 1994, to include a reference to the right, entitlement or obligation under such laws of, or the business carried on for Value Added Tax purposes by, the representative member of such group at such time (the term “representative member” to be construed in accordance with the said section 43)

2.11	any reference to any election to waive exemption made or to be made by any person pursuant to paragraph 2 of Schedule 10 to the Value Added Tax Act 1994 shall be construed to include a reference to any such election made or to be made pursuant to such paragraph by any relevant associate of such person (the term “relevant associate” to be construed in accordance with paragraph 3 of the said Schedule 10)

2.12	all reference in this Lease to the Superior Lease shall be deemed to have effect whether or not the Superior Lease is subsisting.

3	DEMISE AND RENTS

In consideration of the covenants and conditions contained in this Lease, the Landlord HEREBY DEMISES unto the Tenant the Demised Premises TOGETHER WITH the rights and easements specified in the First Schedule EXCEPT AND RESERVING the rights and easements specified in the Second Schedule SUBJECT TO all rights easements quasi-easements privileges covenants restrictions and stipulations of whatsoever nature affecting the Demised Premises including the matters contained or referred to in the Deeds mentioned in the Fifth Schedule TO HOLD the Demised Premises unto the Tenant from and including the Term Commencement Date for the Term YIELDING AND PAYING unto the Landlord during the Term by way of rent:

3.1	yearly and proportionately for any fraction of a year the Initial Rent and from and including each Review Date (as that term is defined in the Third Schedule) such Rent as shall become payable under and in accordance with the provisions of the Third Schedule in each case to be paid to the Landlord (by Banker’s Standing Order if the Landlord so requires) by equal quarterly payments in advance on each Quarterly Day in every year the first payment being a proportionate sum in respect of the period from and including the Rent Commencement Date to and including the day prior to the first Quarterly Day after the Rent Commencement Date payable in advance on the Rent Commencement Date

3.2	a fair and reasonable proportion to be fairly and properly determined by the Landlord on a pro rata basis of all sums which the Landlord shall from time to time be obliged to pay to the Superior Landlord pursuant to Clause 3.2 of the Superior Lease such sums to be paid to the Landlord on written demand.

3.3	the payments to be made to the Landlord in accordance with Clause 9

3.4	the monies referred to in Clauses 4.2 and 4.33 to be paid to the Landlord in accordance with these clauses

3.5	any other moneys which are by this Lease stated to be recoverable as rent in arrear to be paid to the Landlord on written demand

3.6	payments made or to be made by the Landlord to the Superior Landlord pursuant to the schedule of the Licence to Underlet dated 2010 and made between (1) 5 Churchill Place L.P. (2) Canary Wharf Management Limited (3) J.P. Morgan Markets Limited (4) The Bear Stearns Companies LLC and (5) MF Global UK Limited and (6) MF Global Holdings Ltd to be paid to the Landlord within five working days of written demand

4	TENANT’S COVENANTS

THE Tenant HEREBY COVENANTS with the Landlord as follows:

4.1	Rents

To pay the rents reserved by this Lease at the times and in the manner aforesaid without any abatement set-off counterclaim or deduction whatsoever (save those that the Tenant is required by law to make) and so that the Landlord shall receive full value in cleared funds on the date when payment is due

4.2	Interest on arrears

4.2.1	Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord if any of the rents reserved by this Lease (whether formally demanded or not in the case of the Rent and of Estate Payments on Account and Building Payments on Account (payable pursuant to Clause 9.2.1(a)) only) or any other sum of money payable to the Landlord by the Tenant under this Lease shall not be paid so that the Landlord receives full value in cleared funds:

(a)	in the case of the Rent and any sum representing Value Added Tax chargeable in respect of or by reference to it, on the date when payment is due (or, if the due date is not a Working Day, the next Working Day after the due date); or

(b)	in the case of any other rents or sums within seven (7) days after the date when payment has become due to pay interest thereon at the Interest Rate from the date on which payment was due to the date of payment to the Landlord (both before and after any judgment)

4.2.2	Without prejudice to any other right, remedy or power contained in this Lease or otherwise available to the Landlord, if the Landlord shall decline to accept any of the rents or other sums of money so as not to waive any existing breach of covenant, the Tenant shall pay interest on such rents and other sums of money at the Interest Rate from and including the date when payment was due (or, where applicable, would have been due if demanded on the earliest date on which it could have been demanded) to the date when payment is accepted by the Landlord

4.3	Outgoings

4.3.1

To pay and discharge all existing and future rates levies taxes duties charges assessments impositions and outgoings whatsoever or (where such outgoings relate to the Demised Premises and other premises) a due proportion thereof to be reasonably determined by the Landlord which now are or may at any time during the Term be payable in respect of the Demised Premises whether by the owner or the occupier of them (excluding any tax payable by the Landlord occasioned by the grant of and any disposition of or dealing with the reversion to this Lease or any tax payable by the Landlord on or in relation to the Rent)

4.3.2	If the Landlord or the Tenant wishes to contest any outgoings as aforesaid or appeal any assessments related thereto or withdraw any such contest or appeal they will keep each other informed of such matter and ensure that each has a chance to comment on the relevant matter and to supply to each other forthwith upon receipt copies of any such assessments or appeals and will execute forthwith on written request all consents authorisations or other documents as are required to give full effect to the foregoing

4.3.3	Neither the Landlord nor the Tenant will agree any such outgoings or any assessments relating to the Demised Premises without the prior approval in writing of the other party (such approval not to be unreasonably withheld or delayed) and the prior approval in writing of the Superior Landlord pursuant to the Superior Lease and once such approval is given the other party will execute on written request any documents required to give effect to such agreement

4.3.4	To pay all charges for electricity telephone water gas (if any) and other services and all sewage and environmental charges consumed in the Demised Premises including any connection charge and meter installation costs and rents and if so required by the Superior Landlord and/or the Landlord at the Tenant’s own cost to install a water meter to measure the water consumed in the Demised Premises and (where any such services are provided by the Landlord) to pay at reasonable and proper market rates for any such service consumed and a standing charge at a reasonable rate (not exceeding 10% of the cost of the same to the Landlord) specified from time to time by the Superior Landlord, the Landlord and to permit the Landlord or the Management Company to install maintain and read any meter in the Demised Premises relating to any such service and in all cases the Landlord shall provide reasonable evidence to substantiate such costs

4.4	Utility authorities

To pay to the Landlord or as it may direct an amount equal to any rebate or rebates which the Tenant or any undertenant may receive from public utilities in respect of the capital costs incurred by the Landlord or some party (other than the Tenant) of providing water foul and surface water drainage gas electricity and telecommunications

4.5	Repairs

4.5.1	To repair and keep in good and substantial repair and condition the Demised Premises (damage by the Insured Risks excepted save to the extent that payment of the insurance moneys shall be withheld by reason of any act neglect or default of the Tenant or any undertenant or any person under its or their control)

4.5.2	To replace from time to time any of the Landlord’s or Superior Landlord’s fixtures and fittings in the Demised Premises which become in need of replacement with new ones which are similar in type and quality (excluding any such fixtures and fittings which the Management Company is liable to replace as part of the Building Services)

4.6	Plant and machinery

To keep the Trader Lifts and the Trader Lift Shaft, all plant machinery and other equipment (not being moveable property of the Tenant or any undertenant) in the Demised Premises properly maintained and in good working order and condition and for that purpose:

4.6.1	to employ reputable contractors regularly to inspect maintain and service the same provided that in relation to any contractors who carry out works which may affect the centrally controlled systems of the Building the Tenant shall ensure that such contractor is selected from the Superior Landlord’s list of approved contractors which list the Landlord will provide to the Tenant as soon as reasonably practicable following request by the Tenant and receipt of the same from the Superior Landlord PROVIDED THAT the Tenant may propose alternative reputable contractors which shall be subject to the Landlord’s and Superior Landlord’s approval, such approval not to be unreasonably withheld or delayed

4.6.2

if the Landlord and/or the Superior Landlord shall so require in respect of the air conditioning sprinkler alarm and other centrally controlled systems to permit the Superior Landlord, the Landlord or the Management Company to carry out on the Tenant’s behalf inspections servicing and any repairs which may be required to such plant machinery and equipment in order to properly comply with Clause 4.6 and to pay to the Superior Landlord, the Landlord or the Management Company the reasonable cost of so doing plus a management charge equivalent to 10% of such cost for so doing within fourteen (14) days of written demand, such demand to be accompanied by reasonable evidence of the costs so incurred

4.7	Decorations

In every Decoration Year and also in the last three (3) months of the Term howsoever determined in a good and workmanlike manner to prepare and decorate (with two coats at least of good quality paint) or otherwise treat as appropriate all parts of the Demised Premises required to be so treated and as often as may be reasonably necessary to wash down all washable surfaces such decorations and treatment in the last year of the Term to be executed in such colours and materials as the Landlord and Superior Landlord may reasonably approve such approval not to be unreasonably withheld or delayed

4.8	Cleaning

4.8.1	To keep the Demised Premises in a clean and tidy condition and at least once in every month properly to clean the inside of all exterior windows window frames and other exterior glass enclosing the Demised Premises

4.8.2	To employ for the purposes of cleaning the Demised Premises a reputable cleaning contractor selected from the Superior Landlord’s list of approved cleaning contractors which list of approved cleaning contractors the Landlord will provide to the Tenant as soon as reasonably practicable following request by the Tenant and receipt of the same from the Superior Landlord PROVIDED THAT the Tenant may propose an alternative reputable cleaning contractor which contractor shall be subject to the Landlord’s and the Superior Landlord’s approval, such approval not to be unreasonably withheld or delayed

4.9	Land Registry Matters

4.9.1	To apply to the Land Registry within the period of twenty (20) Working Days beginning on the date of this Lease to register the Tenant as proprietor of the Lease and when the Land Registry confirms that the registration applications have been completed to supply the Landlord with satisfactory evidence of this

4.9.2

To submit to the Land Registry together with its own applications for noting of the Lease against those title numbers referred to in the Fifth Schedule and for registration of easements any application for EID designation required by the Landlord (subject to the Landlord providing to the Tenant completed

Forms EX1 and EX1A together with a cheque for the requisite fee) provided that if the Tenant’s applications are not both submitted at the same time then the Landlord’s application for EID designation shall be submitted together with the first application to be submitted

4.9.3	At the end or sooner determination of the Term to apply to the Land Registry for the cancellation of any entry or notice of or relating to this Lease on the Landlord’s title and any Superior Landlord’s title and at the Landlord’s cost to provide all reasonable assistance required by the Landlord to remove such entries

4.10	Yield up

4.10.1	Immediately prior to the expiration or sooner determination of the Term at the cost of the Tenant:

(a)	to replace or (where appropriate) to repair any of the Landlord’s or Superior Landlord’s fixtures and fittings comprised in the Demised Premises which shall be missing or damaged with new ones of similar kind and quality (damage by Insured Risks excepted save to the extent that the Tenant is entitled to insurance proceeds in respect of Landlord’s or Superior Landlord’s fixtures and fittings pursuant to Clause 7 of this Lease or would have been but for breach by the Tenant of the provisions of Clause 7) or (at the option of the Landlord) to pay to the Landlord the reasonable cost of replacing or (where appropriate) repairing any of the same

(b)	to remove from the Demised Premises any moulding or sign of the name or business of the Tenant or occupiers and all tenant’s fixtures fittings furniture and effects and to make good to the reasonable satisfaction of the Landlord all damage caused to the Demised Premises by such removal

(c)	only if required by the Landlord to remove all video data and sound communications conducting material installed in the Building by or at the request of the Tenant or any undertenant

(d)	if and to the extent required by the Landlord to put or reinstate the Demised Premises in or to a condition commensurate with that described in the specification forming Annexure 3 hereto entitled “Minimum Standard Developer’s Finish for Tenant Work” to the Landlord’s reasonable satisfaction which, for the avoidance of doubt but without prejudice to the generality of the foregoing, shall include the removal of alterations and additions carried out by or on behalf of the Tenant whether before or after the commencement of the Term and the making good of all damage caused by such removal in all cases to the Landlord’s reasonable satisfaction

(e)	to replace the carpets or such other floor coverings now or from time to time laid in the Demised Premises with new carpets or other floor coverings of equivalent quality

(f)	to remove the items described in the individual descriptions forming Annexure 5 hereto entitled “Tenant Request Modifications” insofar as they affect the Demised Premises and reinstate the Demised Premises to the condition they would have been had such Tenant’s Requested Modifications as defined in the deed attached at Annexure 5 not been carried out

(g)	while the Tenant is MF Global UK Limited (company number 01600658) or a Group Company of MF Global UK Limited (Company number 01600658) to reinstate the UPS Works to the extent required by and in accordance with the Licence for Alterations

4.10.2	At the expiration or sooner determination of the Term quietly to yield up the Demised Premises to the Landlord in good and substantial repair and condition in accordance with the covenants and other obligations on the part of the Tenant contained in this Lease

4.10.3	The Tenant shall not be required at the end or sooner determination of the Term to remove and reinstate any of the items shown in the Yield Up Specification forming Annexure 2 to this Lease

4.10.4

At the expiration or sooner determination of the Term the Tenant shall not be required to remove the trader lifts shown marked “TL” on Plans 4, 5, 6 and 7 annexed hereto (“Trader Lifts”) but shall pay to the Landlord in consideration for not being required to remove such Trader Lifts an amount which the Landlord is required to pay to the Superior Landlord pursuant to

Clause 4.10.4 of the Superior Lease being an amount equal to fifty percent of the amount that would reasonably be required to be incurred by the Superior Landlord in reinstating the part of Floor 3 and Floor 4 of the Demised Premises previously occupied by the traders lifts their shafts and associated equipment to a condition commensurate with that described in the Specification forming Annexure 3 hereto and entitled “Minimum Standard Developer’s Finish for Tenant Work”. The amount so payable by the Tenant shall be the amount agreed between the Superior Landlord and the Landlord pursuant to and in accordance with clause 4.10.4 of the Superior Lease or determined in accordance with clause 15 of the Superior Lease (and the Landlord shall act reasonably in agreeing such amount pursuant to the Superior Lease and shall use reasonable endeavours to enforce its rights in respect of the same against the Superior Landlord pursuant to the Superior Lease) and shall be paid within ten (10) Working Days of receipt by the Tenant of a written demand for the same following the amount being so agreed or determined pursuant to clause 4.10.4 or clause 15 of the Superior Lease. For the avoidance of doubt the Tenant shall not be required to make any payments to the Landlord in respect of payments which the Landlord is required to make to the Superior Landlord pursuant to clause 4.10.4 of the Superior Lease in respect of any part of the Building (including the trader lifts) above Floor 4.

4.11	Rights of entry by the Superior Landlord, the Landlord and the Management Company

To permit the Superior Landlord, the Landlord and the Management Company with all necessary materials and appliances at all reasonable times upon reasonable prior notice (except in cases of emergency) to enter and remain upon the Demised Premises:

4.11.1	to view and examine the state and condition of the Demised Premises and to take schedules of the landlord’s fixtures

4.11.2	to exercise any of the rights excepted and reserved by this Lease

4.11.3	for any other reasonable purpose connected with the management of or the interest of the Superior Landlord or the Landlord in the Demised Premises or the Building

subject to those so entering complying with the provisions of Clause 8.18

4.12	To comply with notices

4.12.1	Whenever the Landlord shall give written notice to the Tenant of any breach of a Tenant’s covenant under this Lease to commence to remedy such breach as soon as reasonably practicable after the date of such notice

4.12.2	If the Tenant shall fail within twenty-one (21) days of such notice or as soon as reasonably possible in the case of emergency to commence and then diligently to continue to comply with such notice the Landlord may without further notice (but subject to Clause 8.18) enter the Demised Premises and carry out or cause to be carried out all or any of the works referred to in such notice and all proper costs and expenses thereby properly incurred shall be paid by the Tenant to the Landlord on written demand accompanied by reasonable evidence of such costs and in default of payment shall be recoverable as rent in arrear

4.13	Overloading floors and services and installation of wiring etc.

4.13.1	Not to do anything which may subject the Demised Premises or the Building to any strain beyond that which it is designed to bear with due margin for safety and to pay to the Landlord on written demand all proper costs reasonably incurred by the Landlord in obtaining the opinion of a qualified structural engineer as to whether the structure of the Demised Premises or the Building is being or is about to be overloaded by the Tenant or by any undertenant or occupier of the whole or any part of the Demised Premises

4.13.2	To observe the weight limits prescribed for all lifts in the Building

4.13.3	Not to use or permit or suffer to be used any electrical or electronic apparatus or equipment that does not comply with any relevant British standard or code of practice (or any replacement thereof) relating to such apparatus or equipment and in addition not to install or use any electrical or electronic equipment or apparatus unless it has been fitted with an efficient suppresser so as to prevent any interference with radio or television reception telecommunications transmission electrical or electronic apparatus or equipment or the operation of any other equipment in the Building or in any Adjoining Property

4.13.4

Promptly to provide or to consent to the disclosure by the relevant public utility of details to the Landlord and the Management Company of the installation in or upon any part of the Building or the Estate of all video data and sound communications conducting material and associated equipment installed by or at the request of the Tenant or any undertenant

4.14	Pipes

Not to overload or obstruct any Pipes or discharge into any Pipes any oil or grease or any noxious or deleterious substance which may cause an obstruction or become a source of danger or injure the Pipes or the drainage system of the Building or the Adjoining Property

4.15	Cooking

Not to prepare or cook any food in the Demised Premises otherwise than in a kitchen area or areas approved in writing by the Landlord such approval not to be unreasonably withheld or delayed and to take all reasonable steps to ensure that all smells and fumes caused by permitted cooking refuse or food shall be removed from the Demised Premises in a manner and by means approved by the Landlord (such approval not to be unreasonably withheld or delayed)

4.16	Dangerous materials and use of machinery

Not to bring in any part of the Building anything which is or is likely to become dangerous offensive combustible especially inflammable radioactive or explosive or which might increase the risk of fire or explosion or which would cause or be likely to cause nuisance or damage to the Superior Landlord and/or the Landlord or any tenant owner or occupier of any part of the Building or the Estate PROVIDED THAT this Clause shall not prevent the use of goods and machinery utilised in connection with a modern office building and the activities carried on thereat

4.17	Heating cooling and ventilation and other systems

4.17.1	Not to do anything which adversely affects the heating cooling or ventilation of the Building or any other centrally controlled systems or which imposes an additional load on the heating cooling or ventilation plant and equipment or any such system beyond that which it is designed to bear

4.17.2	Save and except where the Landlord and the Superior Landlord have previously granted consent to take all steps necessary to prevent any mechanical ventilation of the Demised Premises drawing air from or exhausting air into the Common Parts of the Building

4.18	User

4.18.1	Not to use or occupy the Demised Premises for any purpose except for the Permitted User

4.18.2	Not to use the Demised Premises or any part thereof for any auction or public meeting public exhibition or public entertainment or for gambling or as a club or for the business of a turf accountancy estate agency travel agency staff or employment agency or Government Department where services are provided principally to visiting members of the public or as a health club (save a health club for the principal or exclusive use of employees of the Tenant or any other occupier (or a Group Company of either of them) of the Demised Premises) provided that nothing herein contained shall be construed as preventing the convening of meetings of the Tenant’s shareholder or meetings with the Tenant’s shareholders

4.18.3	Not to use the Demised Premises or any part thereof for any dangerous noisy noxious or offensive trade business or occupation whatsoever nor for any illegal or immoral purpose nor for residential or sleeping purposes

4.18.4	Not to leave the Demised Premises continuously unoccupied for more than fourteen (14) days without:

(a)	notifying the Landlord and

(b)	providing such caretaking and security arrangements as the Landlord shall reasonably require in order to protect the Demised Premises and its contents and to deal with any emergency

4.18.5	To ensure that at all times the Landlord and the Management Company have written notice of the name home address and home telephone number of at least two keyholders of the Demised Premises

4.18.6	To provide the Landlord or the Management Company with a set of keys to the Demised Premises to enable the Landlord and the Management Company or their agents and others authorised by the Landlord or the Management Company to enter the Demised Premises for security purposes or in cases of emergency subject to compliance with the provisions of Clause 8.18 and the Tenant’s reasonable security requirements

4.19	Alterations signs and visual amenity

4.19.1	Save in respect of the installation of any Satellite Dishes within the Mechanical Space Area in compliance with paragraph 11.1 of the First Schedule, not to erect any new structure in the Demised Premises or any part thereof and not to alter add to or change the exterior of the Demised Premises or the height elevation or external architectural or decorative design or appearance of the Demised Premises

4.19.2	Save for the making of openings in the slabs between floors within the Demised Premises for the purposes of installing Pipes or internal staircases or escalators which openings shall be permitted with the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed, not to alter divide cut maim or remove any of the principal or load-bearing walls floors beams or columns within or enclosing the Demised Premises nor to make any other alterations or additions which affect the structure of the Building

4.19.3	Not to make any alterations or additions to any centrally controlled systems in the Demised Premises or the Building or the Pipes within or serving the Demised Premises or the Building without obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed

4.19.4	Save for internal non-structural alterations which do not interfere with the centrally controlled systems in the Demised Premises or the Building or the Pipes within or serving the Demised Premises or the Building which the Tenant shall be entitled to carry out without the Landlord’s consent not to make any alterations or additions not prohibited by Clause 4.19.1 or 4.19.2 without obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed

4.19.5	As soon as practicable (and not more than one month) following completion of any alterations or additions carried out pursuant to this Clause 4.19 (the “Alterations”) the Tenant shall supply to the Landlord and the Superior Landlord (i) two sets of as-built drawings showing the Alterations as actually carried out together with a complete set of updated DWG files on computer disc reflecting the changes to the Tenant’s Works and (ii) two copies of the health and safety file kept available for inspection pursuant to the Construction (Design Management) Regulations 1994 and any subsequent legislation of a similar nature

4.19.6	Not to add to or change the lighting within the Demised Premises which lighting is visible from outside the Demised Premises without obtaining the prior written consent of the Landlord such consent not to be unreasonably withheld or delayed

4.19.7	Not to erect or display on the exterior of the Demised Premises or in the windows thereof so as to be visible from the exterior any pole aerial advertisement or thing whatsoever save that the Tenant may display on the entrance door to the Demised Premises a sign stating the Tenant’s name and business or profession on obtaining the prior written consent of the Landlord to the size style and the position thereof and the materials to be used such consent not to be unreasonably withheld or delayed

4.19.8	Not to install any window coverings except those which have been approved in writing by the Landlord from time to time such approval not to be unreasonably withheld or delayed

4.19.9	As soon as reasonably practicable to make good all physical damage caused to any parts of the Building or any Adjoining Property in the carrying out of any alterations or additions

4.20	Works carried out to the Demised Premises

Without prejudice to the provisions of Clause 4.19 or to any covenants and conditions which the Landlord or the Superior Landlord may reasonably require or impose in giving consent for alterations or additions to the Demised Premises to carry out any alterations additions repairs replacements or other works to or in respect of the Demised Premises promptly and in a good and workmanlike manner and in accordance with the reasonable requirements of the Landlord which requirements are in accordance with the principles of good estate management and which are notified in writing to the Tenant and in particular but without prejudice to the generality thereof:

4.20.1	any works the carrying out of which may in the Landlord’s reasonable opinion constitute a nuisance or disrupt the businesses or activities of other tenants or occupiers of the Building or the Estate or the public shall be performed outside the hours of 9.00 am to 6.00 pm on Monday to Friday (inclusive)

4.20.2

any works within the Demised Premises affecting the structure of the Building or any mechanical electrical utility sprinkler communications air conditioning alarm or other similar systems within the Building or serving the Building and not exclusively the Demised Premises shall at the Landlord’s option be performed at the Tenant’s expense by the Superior Landlord, the Landlord or the Management Company or by contractors reasonably designated by either the Superior Landlord or the Landlord at a reasonable time specified by the Landlord and at a reasonable cost

4.21	Alienation

4.21.1

(a)	Not to assign or charge any part or parts (as distinct from the whole) of the Demised Premises and not to agree so to do

(b)	Not to part with possession of or share the occupation of the whole or any part or parts of the Demised Premises or agree so to do or permit any person to occupy the same save by way of an assignment or underlease of the whole of the Demised Premises or an underlease of a Permitted Part thereof (as hereinafter defined) in accordance with the provisions of this Clause PROVIDED THAT nothing contained in this Clause shall:

(i)	prevent the Tenant from sharing occupation of the whole or any part or parts of the Demised Premises with a company which is and remains a Group Company of the Tenant so long as such occupation shall not create the relationship of landlord and tenant between the Tenant and the Group Company and notice of the sharing of occupation and the name of the Group Company concerned is given to the Landlord and the Superior Landlord and such sharing will cease when any such arrangement ceases; or

(ii)

prevent the Tenant from sharing occupation of the whole or any part or parts of the Demised Premises with a Controlled Joint Venture or so as to allow Permitted Outsourcing Arrangements provided that such occupation shall not create the relationship of landlord and tenant between the Tenant and the Controlled Joint Venture or the company providing Permitted Outsourcing Arrangements and notice of the sharing of occupation and the entity sharing is given to the

Landlord and the Superior Landlord and such sharing will cease when any such arrangement ceases

(iii)	not used

(c)	Not to underlet any part or parts of the Demised Premises (as distinct from the whole) otherwise than on the following conditions:-

(i)	each floor of the Demised Premises shall not at any time be in the occupation of more than four (4) persons or Entities on the understanding that the Tenant and any Group Company of the Tenant and/or any Controlled Joint Venture and/or any person occupying so as to allow Permitted Outsourcing Arrangements and sharing occupation with the Tenant pursuant to the proviso to Clause 4.21.1(b) shall all count as one

(ii)	each separate unit of accommodation to be underlet or retained shall comprise not less than five thousand square feet and shall be capable of being occupied and used as a separate and self-contained unit with all necessary and proper services (“a Permitted Part”) and

(iii)

save where the underlease in question is to be validly excluded from the operation of sections 24 to 28 (inclusive) of the 1954 Act in accordance with the provisions of section 38A of the 1954 Act and the relevant Schedules of the 1954 Act Order if the Landlord and/or the Superior Landlord shall reasonably so require, the Tenant shall obtain an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Landlord and/or the Superior Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Superior Landlord and the Landlord and separately with the Management Company, as a primary obligation, in the terms contained in the Fourth Schedule (with any necessary changes) and

(iv)	not to underlet any Permitted Part which comprises less than one whole floor of the Demised Premises unless:

(1)	before the underlease is completed (or if earlier before the undertenant becomes contractually bound to take the underlease) the underlease is validly excluded from the operation of sections 24 to 28 (inclusive) of the 1954 Act in accordance with the provisions of section 38A of the 1954 Act and the relevant schedules of the 1954 Act Order

(2)	the Tenant produces to the Landlord and/or the Superior Landlord evidence of such valid exclusion as referred to in Clause 4.21.1 by way of a certified copy of the warning notice served by the Tenant and of the declaration or statutory declaration of the proposed undertenant in each case in the forms prescribed by the 1954 Act Order

(v)	while the Tenant is MF Global UK Limited (company number 01600658) and save in respect of an underletting to a Group Company not to complete the underlease until the Tenant has reinstated the UPS Works to the extent required by and in accordance with the Licence for Alterations

(d)	Not to underlet the whole of the Demised Premises otherwise than on the condition that if the Superior Landlord requires in accordance with terms of the Superior Lease and the Landlord shall use reasonable endeavours to ensure the Superior Landlord acts reasonably and in accordance with the terms of the Superior Lease or the Landlord shall reasonably so require, the Tenant shall obtain an acceptable guarantor for any proposed undertenant and such guarantor shall execute and deliver to the Superior Landlord and the Landlord a deed containing covenants by that guarantor (or, if more than one, joint and several covenants) with the Landlord and the Superior Landlord, as a primary obligation, in the terms contained in the Fourth

Schedule (with any necessary changes reasonably required by the Landlord and/or the Superior Landlord)

(e)	Not to underlet the whole of the Premises or a Permitted Part at a fine or a premium or at a rent less than the open market rental value of the Demised Premises or (as the case may be) of the relevant Permitted Part in each case at the time of such underlease (but which may, in the case of an underletting of whole, be less than the Rent or, in the case of an underletting of a Permitted Part, a proper proportion of the Rent) and provided that in determining whether any such rent is less than such open market rental value the Landlord and/or the Superior Landlord shall be reasonably entitled to have regard to such rent and any rent-free or concessionary rent period or financial inducement which is proposed as a package and to what is customary in relation thereto at the relevant time in the open market

(f)	Without prejudice to the foregoing provisions not to charge or underlet the whole of the Demised Premises nor to underlet a Permitted Part without the prior written consent of the Superior Landlord or the Landlord such consents not to be unreasonably withheld or delayed nor to assign the whole of the Demised Premises otherwise that in strict compliance with Clause 4.21.2

(g)	Prior to any permitted underlease to procure that the undertenant enters into direct covenants with the Superior Landlord, the Landlord and the Management Company as follows:

(i)

an unqualified covenant by the undertenant that the undertenant shall not assign or charge (or agree so to do) any part or parts (as distinct from the whole) of the premises to be thereby demised and shall not (save by way of an assignment of the whole or underlease of the whole or of a Permitted Part) part with possession of or share the occupation of the whole or any part of the premises to be thereby demised or agree so to do or permit any person to occupy the same unless so permitted by Clause 4.21.1(b) above

(ii)	a covenant by the undertenant that the undertenant shall not assign charge or underlet (or agree so to do) the whole of the premises to be thereby demised or underlet (or agree so to do) a Permitted Part without (in each case) obtaining the prior written consent of the Superior Landlord and the Landlord such consents not to be unreasonably withheld or delayed

(iii)	a covenant by the undertenant to perform and observe all the tenant’s covenants and the other provisions contained in

(1)	this Lease (other than the payment of the rents) so far as the same are applicable to the premises to be thereby demised and including in particular (but without limitation) the conditions set out in Clause 4.21.1(c); and

(2)	the permitted underlease

(h)	Every permitted underlease shall contain:

(i)	Where the underlease is for a term of more than five (5) years, provisions for the review of the rent thereby reserved (which the Tenant hereby covenants to operate and enforce) on an upwards only basis at 5 yearly intervals in accordance with the provisions set out in the Third Schedule hereto mutatis mutandis and with references to “Assumed Premises” being deemed to be references to premises demised by the permitted underlease

(ii)	a covenant by the undertenant (which the Tenant hereby covenants to use reasonable endeavours to enforce) prohibiting the undertenant from doing or suffering any act or thing in relation to the premises underlet in breach of the provisions of this Lease

(iii)	a condition for re-entry on breach of any covenant by the undertenant

(iv)	(subject to the provisions of Clause 4.21.1(g)) the same provisions (mutatis mutandis) as are set out in Clause 4.21.2

(v)	the same provisions as set out in Clause 8.8

(i)	With due regard to the interests of good estate management, to use reasonable endeavours to enforce the performance and observance by every such undertenant of the covenants provisions and conditions of the underlease provided that the Tenant shall not be obliged to forfeit or otherwise terminate or take steps to forfeit or otherwise terminate the relevant underlease or to instigate insolvency, bankruptcy or similar proceedings and not at any time knowingly to waive any breach of the same

(j)	To use reasonable endeavours to procure that the principal rent is reviewed under any permitted underlease in accordance with the terms thereof but not to agree any reviewed rent with the undertenant without the prior written consent of the Superior Landlord and the Landlord (such consent of the Landlord not to be unreasonably withheld or delayed) and the Landlord shall use reasonable endeavours to procure that the Superior Landlord acts reasonably and in accordance with the terms of the Superior Lease in that regard

(k)	Not to make any variation to the terms of any permitted underlease (or agree so to do) without the prior written consent of the Superior Landlord and the Landlord (such consent of the Landlord not to be unreasonably withheld or delayed) and the Landlord shall use reasonable endeavours to procure that the Superior Landlord acts reasonably and in accordance with the terms of the Superior Lease in that regard

(l)	To procure that the rents reserved by any permitted underlease shall not be commuted or payable more than one quarter in advance and not to permit the reduction of any rents reserved by any such underlease

(m)	To provide the Landlord and the Superior Landlord with a certified copy of any notice given under the Landlord and Tenant Act 1954 to the Tenant by an undertenant as soon as practicable following receipt of the same by the Tenant

(n)	To provide the Landlord and the Superior Landlord with copies of the claim form and all statements of case in any Undertenant Lease Renewal Proceedings as soon as practicable following the same being received by or served by the Tenant

(o)	To provide the Landlord and the Superior Landlord with details and copies of any orders made by the Court as soon as practicable following the same being made and at the Landlord’s request to keep the Landlord and/or the Superior Landlord informed of the status of any Undertenant Lease Renewal Proceedings and including (but without limitation) the status of any without prejudice negotiations

4.21.2

(a)	For the purposes of Section 19(1A) of the Landlord and Tenant Act 1927 it is agreed that the Landlord and/or the Superior Landlord may withhold consent to an assignment of the whole of the Demised Premises if:

(i)	the proposed assignee or any proposed guarantor for it is not an Acceptable Assignee; or

(ii)	the proposed assignee or any proposed guarantor for it is any person or Entity who has the right to claim sovereign or diplomatic immunity or exemption from liability from the covenants on the part of the Tenant contained in this Lease; or

(iii)

the proposed assignee or any proposed guarantor for it is a corporation registered in or an individual resident in a jurisdiction which does not have in place procedures for the recognition and enforcement by the court in that jurisdiction of a judgment obtained in the Courts of England and Wales or such judgment will not necessarily be enforced in such jurisdiction without any re-examination of the merits of the case; or

(iv)	the proposed assignee or any proposed guarantor for it is any person or Entity in relation to whom any of the events mentioned in Clause 8.1 of this Lease would have occurred if that person or Entity were the Tenant under this Lease; or

(v)	any Rent due from the Tenant under this Lease remains unpaid

(b)	For the purposes of S19 (1A) of the Landlord and Tenant Act 1927 and S16 of the Landlord and Tenant (Covenants) Act 1995 it is further agreed that any consent of the Landlord and/or the Superior Landlord to an assignment of the whole of the Demised Premises may be subject to:

(i)	a condition that the assignment is completed within three (3) months of the date of the consent and that if it is not the consent shall be void

(ii)	save where the assignee itself (and not its proposed guarantor) is an Acceptable Assignee, a condition that before the Tenant completes the assignment of the Lease where any proposed guarantor for the proposed assignee is an Acceptable Assignee or if the Landlord and/or the Superior Landlord acting reasonably determines it to be necessary, such proposed guarantor covenants by deed with the Superior Landlord and the Landlord in the form of guarantee set out in the Fourth Schedule

(iii)

a condition that prior to any permitted assignment it is procured that the assignee enters into a direct covenant with the Superior Landlord, the Landlord and the Management Company that with effect from the date of the assignment until the first subsequent assignment which is not an excluded assignment (as the expression is defined in the Landlord and Tenant (Covenants) Act

1995) the proposed assignee will pay the rents hereby reserved and perform and observe the covenants by the Tenant contained in this Lease

(iv)	a condition that while the Tenant is MF Global UK Limited (company number 01600658) prior to any assignment to an assignee save in respect of an assignment to a Group Company is completed that the Tenant reinstates the UPS Works to the extent required by and in accordance with the Licence for Alterations.

(c)	Without prejudice to the provisions of Clauses 4.21.2 (a) and (b) the Tenant shall not assign the whole of the Demised Premises without the prior written consent of the Superior Landlord and the Landlord and except in relation to the circumstances mentioned in Clause 4.21.2(a) and the conditions mentioned in Clause 4.21.2(b) such consent shall not be unreasonably withheld or delayed

(d)	Clauses 4.21.2(a) and 4.21.2(b) shall operate without prejudice to the Superior Landlord and/or the Landlord’s right to refuse such consent on any other ground or grounds where such refusal would be reasonable or to impose further conditions upon the grant of consent where such imposition would be reasonable save where the assignee is an Acceptable Assignee and provided further that neither the Superior Landlord and/or the Landlord shall not be entitled to require as a condition of their consent to a proposed assignment that where the proposed assignee or any proposed guarantor for the proposed assignee is an Acceptable Assignee, that the Tenant (or any guarantor for that Tenant) enters into an authorised guarantee agreement within s16 Landlord & Tenant (Covenants) Act 1995 with the Superior Landlord and/or the Landlord in respect of the assignee’s obligations

4.21.3	If at any time any one or more provisions of this Clause 4.21 is or becomes invalid or illegal or unenforceable in any respect under any law the validity legality and enforceability of the remaining provisions hereof shall not be in any way affected or impaired thereby

4.22	Registration of dispositions

Within twenty-one (21) days of every assignment transfer assent underlease assignment of underlease mortgage charge or any other disposition whether mediate or immediate of or relating to the whole or any part or parts of the Demised Premises to supply to the Landlord and Superior Landlord a copy certified by the Tenant’s solicitors of the document evidencing or effecting such disposition and on each occasion to pay to the Landlord and the Superior Landlord or their solicitors a reasonable registration fee

4.23	Disclosure of information

Whenever the Landlord and/or the Superior Landlord shall reasonably request to supply full particulars of all occupations and derivative interests in the Demised Premises however remote or inferior

4.24	Landlord’s costs

Within ten (10) Working Days of written demand (the Landlord providing reasonable evidence to substantiate such costs), to pay and indemnify the Landlord the Management Company any Superior Landlord and any mortgagee against all reasonable costs fees charges disbursements and expenses properly incurred by them:

4.24.1	in relation to or in proper contemplation of the preparation and service of a notice under Section 146 of the Law of Property Act 1925 and of any proceedings under Section 146 or 147 of that Act (whether or not any right of re-entry or forfeiture has been waived by the Landlord or a notice served under Section 146 is complied with by the Tenant or the Tenant is relieved under the provisions of that Act and even though forfeiture may be avoided otherwise than by relief granted by the Court)

4.24.2	in relation to or in proper contemplation of the preparation and service of all notices and schedules relating to wants of repair for which the Tenant is liable under this Lease served prior to or within six (6) months after the expiry of the Term (but relating only to such wants of repair that accrued during the Term)

4.24.3	in connection with the recovery or attempted recovery of arrears of rent or other sums properly due from the Tenant or in procuring the remedying of the breach of any covenant by the Tenant

4.24.4	in relation to any application for consent required or made necessary by this Lease (such costs (where applicable) to include reasonable management and monitoring fees and expenses)) whether or not the same is granted (except in cases where the Landlord is obliged not to unreasonably withhold or delay its consent and the withholding of or delaying in providing its consent is unreasonable) or whether the application be withdrawn

4.25	Statutory requirements

4.25.1	At the Tenant’s own expense to comply in all respects with every statute now in force or which may after the date of this Lease be in force and any other obligation imposed by law and all regulations laws or directives made or issued by or with the authority of The European Union and/or The Council of Ministers relating to the Demised Premises or their use, including the Offices, Shops and Railway Premises Act 1963, the Fire Precautions Act 1971, the Defective Premises Act 1972, the Health and Safety at Work etc. Act 1974 and the Environmental Protection Act 1990

4.25.2	To execute all works and provide and maintain all arrangements on or in respect of the Demised Premises or their use which are required by any statute now in force or which may after the date of this Lease be in force or by any government department, local, public or other competent authority or court of competent jurisdiction acting under or in pursuance of any statute, whether any of the same are required to be carried out by the landlord, tenant or occupier, and shall indemnify the Landlord against all costs, charges, fees and expenses of, or incidental to, the execution of any works or the provision or maintenance of any arrangements so required

4.25.3	Not to do or omit to be done in the Demised Premises or any part of the Building over which the Tenant is granted rights in this Lease any act or thing by reason of which the Landlord or any other occupier may under any statute or non-statutory regulations become liable to pay any penalty damages compensation costs charges or expenses

4.26	Planning Acts

4.26.1

To comply with the provisions and requirements of the Planning Acts in respect of the Demised Premises and to indemnify and keep the Landlord indemnified against all actions proceedings demands costs expenses and liability in respect of any contravention by the Tenant any undertenant or occupier of the whole or part of the Demised Premises

4.26.2	Not to apply for planning permission or for other consents required under the Planning Acts in respect of the Demised Premises or for certificates or determinations as to lawful use without the prior written consent of the Landlord, such consent not to be unreasonably withheld or delayed where under the relevant provisions of this Lease the consent of the Landlord is not required or cannot be unreasonably withheld in respect of the matters the subject of the application

4.26.3	At the Tenant’s own expense to obtain and, if appropriate, renew any planning permission and any other consent and serve all necessary notices required for the carrying out by the Tenant of any operations or the commencement or continuance of any use of the Demised Premises

4.26.4	To pay and satisfy any charge or levy that may hereafter be imposed under the Planning Acts in respect of any Development by the Tenant on or at the Demised Premises

4.26.5	The Tenant shall not implement any planning permission or consent required under the Planning Acts before it has been produced to and approved in writing by the Landlord such approval not to be unreasonably withheld or delayed but the Landlord may refuse to approve such planning permission or consent on the grounds that any condition contained in it, or anything omitted from it, or the period referred to in it, would in the reasonable opinion of the Landlord and/or the Superior Landlord, be or be likely to materially adversely affect the value of the Landlord’s and/or the Superior Landlord’s interest in the Demised Premises or the Estate or the Adjoining Property, whether during or following the expiration or earlier determination of the Term

4.26.6	Unless the Landlord shall otherwise direct to carry out and complete before the expiration or sooner determination of the Term:

(a)	any works stipulated to be carried out to the Demised Premises as a condition of any planning permission granted during the Term and implemented by the Tenant or any undertenant and

(b)	any Development begun by the Tenant or any undertenant upon the Demised Premises in respect of which the Landlord shall or may be or become liable for any charge or levy under the Planning Acts

4.26.7	If and when reasonably called upon so to do to produce to the Landlord on demand all plans documents and other evidence as the Landlord or the Superior Landlord may reasonably require in order to satisfy itself that the provisions of this Clause have been complied with in all respects

4.27	Statutory notices

Within fourteen (14) days after receipt of the same (or sooner if requisite having regard to the time limits stated therein) to produce to the Landlord and Superior Landlord a copy and any further particulars reasonably required by the Landlord and Superior Landlord of any notice or order or proposal for the same given to the Tenant and relevant to the Demised Premises or the occupiers thereof or of the Building or of the Estate and without delay to take all necessary steps to comply with the notice or order so far as the same is the responsibility of the Tenant and relates to the Demised Premises and at the request and cost of the Landlord (such cost to be reasonable and proper) to make or join with the Landlord and Superior Landlord in making such objection or representation against or in respect of any such notice order or proposal as the Landlord and Superior Landlord shall deem reasonable in the interests of good estate management provided that the Tenant shall not be obliged to make or join in making any objection or representation which is materially adverse to the Tenant’s bona fide business interests

4.28	Defective premises

As soon as reasonably practicable after becoming aware of the same, to give written notice to the Landlord and Superior Landlord of any defect in the Demised Premises which might give rise to an obligation on the Landlord and/or the Superior or Landlord to do or refrain from doing any act or thing so as to comply with the duty of care imposed on the Landlord and/or the Superior Landlord pursuant to the Defective Premises Act 1972 and at all times to display and maintain all notices which the Landlord and/or Superior Landlord may from time to time reasonably require to be displayed in relation thereto

4.29	Fire precautions and equipment etc.

To comply with the requirements and proper recommendations of the fire authority and/or the insurers of the Demised Premises with which the Superior Landlord insures pursuant to Clause 7.1 of the Superior Lease and the reasonable requirements of the Landlord and/or the Superior Landlord in relation to fire precautions affecting the Demised Premises

4.30	Encroachments and easements

4.30.1	Not to stop up or obstruct any of the windows or lights belonging to the Demised Premises nor to permit any new window opening doorway passage Pipes or other encroachment or easement to be made or acquired into upon or over the Demised Premises or any part thereof and in case any person shall attempt to make or acquire any encroachment or easement to give written notice thereof to the Landlord and the Superior Landlord immediately the same shall come to the notice of the Tenant and at the request and cost of the Landlord (such cost to be reasonable and proper) to adopt such means as may be reasonably required by the Landlord and/or the Superior Landlord for preventing any such encroachment or the acquisition of any such easement provided that such means do not materially adversely affect the operation of the Tenant’s business

4.30.2	Not to give to any person any acknowledgement that the Tenant enjoys the access of light to any of the windows or openings of the Demised Premises by the consent of such person nor to pay any sum of money or enter into any agreement with any person for the purpose of inducing or binding such person to abstain from obstructing the access of light to any of the windows or openings and in the event of any person doing or threatening to do anything which obstructs the access of light to any of the windows or openings forthwith to notify and Superior Landlord the Landlord of the same

4.31	Reletting and sale notices

To permit the Superior Landlord and/or the Landlord at all reasonable times to enter upon the Demised Premises and affix and retain without interference upon any suitable parts of the Building (but not so as materially to affect the use and enjoyment thereof or the access of light and air to the Demised Premises) during the six (6) months preceding the expiration or sooner determination of the Term notices for reletting the same and not to remove or obscure the said notices and to permit all persons with the written authority of the Landlord to view the Demised Premises at all reasonable hours in the daytime upon prior appointment having been made

4.32	Indemnity

To keep the Landlord fully indemnified from and against all actions proceedings claims demands losses costs expenses damages and liability arising from any breach of the

Tenant’s covenants or other obligations on the part of the Tenant contained in or ancillary to this Lease

4.33	Value Added Tax

4.33.1	Where, pursuant to the terms of this Lease, the Landlord or any other person (for the purposes of this Clause 4.33.1, the “Supplier”) makes or is deemed to make a supply to the Tenant for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Tenant shall (a) if any other consideration given for such supply consists wholly of money, at the same time as paying such other consideration; or (b) if such other consideration does not consist wholly of money, on written demand, pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax and the Supplier shall provide the Tenant with a valid Value Added Tax invoice addressed to the Tenant in respect of such supply

4.33.2	Where, pursuant to the terms of this Lease, the Tenant is required to reimburse the Landlord or any other person (for the purposes of this Clause 4.33.2, the “Recipient”) for any cost, fee, charge, disbursement or expense (or any proportion of it), the Tenant shall also reimburse the Recipient for any part of such cost, fee, charge, disbursement or expense (or proportion of it) which represents Value Added Tax, save to the extent that the Recipient is entitled to credit or repayment in respect of such Value Added Tax from HM Revenue & Customs

4.33.3	For the avoidance of doubt the Landlord shall subject to Clause 6.4 be under a duty to exercise or not to exercise any option or right conferred on the Landlord by the legislation relating to Value Added Tax (including any regulations made thereunder) so as to reduce or avoid any liability to Value Added Tax referred to in Clauses 4.33.1 or 4.33.2 above or so as to entitle or enable the Landlord to so obtain a credit for such Value Added Tax as referred to in Clause 4.33.2 above

4.34	Regulations

Insofar as the same relate to the Demised Premises or the activities acts or omissions of the Tenant or any undertenant or any persons under its or their control to comply or use reasonable endeavours to procure compliance with the Regulations (but in the case of any undertenant not to the extent of being required to forfeit or otherwise terminate its underlease or to instigate insolvency, bankruptcy or similar proceedings)

4.35	Covenants affecting reversion

By way of indemnity only to perform and observe the provisions of the deeds and documents referred to in the Fifth Schedule hereto so far as the same are still subsisting and capable of taking effect and relate to or affect the Demised Premises provided that in respect of the provisions in the Superior Lease and the Overriding Lease the Tenant’s obligations under this Clause shall not extend to any provisions contained in the Superior Lease and/or the Overriding Lease which are inconsistent with or are more onerous than the other Tenant’s covenants contained in this Lease

4.36	DLR

4.36.1	The Tenant will not use or carry out any works on any part of the Demised Premises, or on any part of the Estate in the immediate vicinity of the Docklands Light Railway, for any purpose which would materially adversely affect the construction or operation of the Docklands Light Railway or the premises demised by the DLR Lease as a railway station by DLR or the safe operation of the Docklands Light Railway or the premises demised by the DLR Lease as a railway station

4.36.2	The Tenant will not use or permit or suffer to be used on the Demised Premises (without the prior written consent of DLR) any apparatus or equipment that transmits or may transmit radio waves (whether or not the same complies with standards or codes of practice as aforesaid) PROVIDED THAT the Landlord may from time to time notify the Tenant of any electrical or electronic apparatus then available not covered by the foregoing which Docklands Light Railway considers might interfere with the safe operation of the Canary Wharf Docklands Light Railway station or the Docklands Light Railway whereupon the Tenant shall co-operate with the Landlord in notifying the Landlord whether and where such equipment is used by the Tenant in the immediate vicinity of the tracks upon which the Docklands Light Railway operates and, to the extent required by the Landlord and/or the Superior Landlord, will cease to use or permit or suffer to be used on the Demised Premises such equipment

4.37	Tenant’s Rights

To observe and perform all terms and conditions on the part of the Tenant contained in the First Schedule

4.38	Superior Lease

Not to do or suffer any act or thing in relation to the Demised Premises which is in breach of the Superior Lease

5	NOT USED

6	LANDLORD’S COVENANTS

THE Landlord COVENANTS with the Tenant as follows:

6.1	Quiet enjoyment

That the Tenant paying the Rents reserved by this Lease and performing and observing the covenants on the part of the Tenant herein contained may peaceably hold and enjoy the Demised Premises during the Term without any interruption by the Landlord or any person lawfully claiming through under or in trust for it

6.2	Not used

6.3	Superior Title

6.3.1	By way of indemnity only against any claims by any Superior Landlord to pay the rents and other sums reserved by or payable pursuant to and (save insofar as the same are the responsibility of the Tenant under this Lease) observe and perform the conditions and covenants imposed on the lessee in the Superior Lease and to use reasonable endeavours to procure that the Superior Landlord the Superior Landlord’s Surety and the Management Company observes and performs the conditions and covenants imposed on the lessor, the lessor’s surety and the Management Company respectively in the Superior Lease and at the request of the Tenant to use all reasonable endeavours at the cost of the Tenant (such cost being reasonable and proper) to obtain any consent or approval as may be required from the Superior Landlord and/or the Management Company (as the case may be) under the terms of the Superior Lease in respect of anything which the Tenant proposes doing under this Lease

6.3.2	The Landlord shall as soon as reasonably practicable following receipt of the same by the Landlord provide to the Tenant copies of all notices served on the Landlord by either the Superior Landlord or the Management Company which relate to the Demised Premises including but without limitation copies of all accounts showing the Estate Expenditure and the Building Expenditure provided to the Landlord pursuant to clause 9 of the Superior Lease and details of insurance provided pursuant to clause 7.4 of the Superior Lease

6.3.3	In the event of any dispute arising pursuant to the Superior Lease which affects the Demised Premises the Landlord shall keep the Tenant fully informed of the progress of the dispute and any material problems or delays

6.3.4	Insofar as any dispute referred to in clause 6.3.3 above relates to the Tenant’s use and enjoyment of the Demised Premises the Landlord shall not settle any dispute without the consent of the Tenant, such consent not to be unreasonably withheld or delayed

6.4	Value Added Tax

6.4.1	The Landlord warrants that it has not made (and that no member of any VAT Group of which it is a member has made) an election to waive exemption from VAT pursuant to paragraph 2 Schedule 10 of the Value Added Tax Act 1994 in relation to the Demised Premises or the Building.

6.4.2	The Landlord covenants:

(a)	not to elect to waive exemption from VAT pursuant to paragraph 2 Schedule 10 of the Value Added Tax Act 1994 in relation to the Demised Premises or the Building;

(b)	(without prejudice to Clause 6.4.2(a)) that, if the Landlord is or becomes a member of any group for the purposes of VAT under sections 43A to 43D Value Added Tax Act 1994 (a “VAT Group”), no member of such group shall so elect (and no such member shall have elected) in relation to the Demised Premises or the Building;

(c)

(without prejudice to Clause 6.4.2(a)) that, if the Landlord assigns its interest in the Demised Premises or the Building or grants an underlease of the Demised Premises or the Building in reversion to this underlease, such assignment and/or underlease will include covenants by the assignee (or underlessee (as the case may be)) that neither the assignee (or underlessee (as the case may be)) nor any member of any VAT Group of which the assignee (or underlessee (as the case may be)) is or becomes a member will so elect (or shall have so elected) in relation to the Demised Premises or the Building; and

(d)	to use reasonable endeavours to enforce its rights pursuant to clause 6.6.3 of the Superior Lease and to take account of (but will not be bound by) the Tenant’s reasonable representations in respect thereof

Provided that the covenants given by the Landlord in this Clause 6.4.2 shall cease to apply if any of the circumstances in clause 6.6.2(c)(i) or (ii) of the Superior Lease shall occur.

6.4.3	If the events referred to in Clause 6.4.2 shall occur then the Landlord shall, before making any such election as referred to in Clause 6.4.2, consult reasonably and in good faith with the Tenant for the purposes of ascertaining whether the Landlord could refrain from making such an election without the Landlord being adversely affected as a result of not making such election and what steps (if any) the Landlord could take for the purposes of ensuring that it is not so adversely affected provided that the Landlord shall not be obliged under this Clause 6.4.3 to take into account agree to or put into effect any offers proposals or other comments of the Tenant arising out of such consultation

6.4.4	Any reference to a person in relation to Value Added Tax shall (where appropriate and unless the context otherwise requires) be construed at any time when the grant of an interest in, right over or licence to occupy the Building would if or when made by that person be treated pursuant to Schedule 10, paragraph 8 of the Value Added Tax Act 1994 as having been made by any other person, to include a reference to such other person (the term “grant of an interest in, right over, or licence to occupy” to be construed in accordance with the said paragraph 8)

6.5	Landlord’s Rights

To observe and perform all terms and conditions on the part of the Landlord contained in the Second Schedule

7	INSURANCE

7.1	Landlord to insure

The Landlord shall use reasonable endeavours to procure that the Superior Landlord insures in accordance with and complies with its obligations contained in Clause 7 of the Superior Lease

7.2	Restriction on Tenant insuring

The Tenant shall not take out any insurances in respect of the Demised Premises or in respect of any other matters which the Superior Landlord is required to insure under Clause 7.1 of the Superior Lease which may result in the abatement of any part of the insurance monies payable to the Superior Landlord under the insurance policies effected by it pursuant to Clause 7.1

7.3	Landlord’s fixtures and Tenant’s Insured Fittings

7.3.1	The Tenant shall notify the Landlord in writing of the full reinstatement cost of all installations, fixtures, fittings and equipment resulting from the carrying out of any works by the Tenant and such installations, fittings (the “Tenant’s Insured Fittings”) for the purpose of enabling the Superior Landlord to effect adequate insurance cover for the same and the Landlord covenants with the Tenant as soon as reasonably practicable following receipt from the Tenant of written notice of the details and reinstatement cost of the items comprised in the Tenant’s Insured Fittings to notify the Superior Landlord in writing of such details and reinstatement cost in accordance with Clause 7.1.1(a)(ii) of the Superior Lease

7.3.2	The Tenant shall provide to the Landlord in writing as soon as reasonably practicable following the making of any alteration or addition to the Demised Premises pursuant to Clause 4.19 for which the Superior Landlord has insurance obligations a valuation of the work for full reinstatement cost

7.4	Landlord to produce evidence of insurance

At the request of the Tenant the Landlord shall as soon as reasonably practicable make a request of the Superior Landlord to produce to the Landlord who shall supply the same to the Tenant the material details of the insurance policy or policies (and any changes thereto) effected by the Superior Landlord pursuant to Clause 7.1 of the Superior Lease together with reasonable evidence that the relevant premium(s) have been paid and that the policy or policies is/are subsisting and in effect

7.5	Cesser of rent

In case the Estate Common Parts the Building or in either case any part thereof shall be destroyed or damaged by any of the Insured Risks so as to render the Demised Premises unfit for use and occupation or inaccessible and the insurance effected by the Superior Landlord shall not have been vitiated or payment of the policy moneys refused in whole or in part as a result of some act or default of the Tenant any undertenant or occupier of any part of the Demised Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them then the Rent and the rents reserved under Clause 3.2 and Clause 3.3 or a fair proportion thereof according to the nature and extent of the damage or destruction sustained shall cease to be payable for the period that the Rent (or a fair proportion thereof) reserved under Clause 3.2 and 3.3 of the Superior Lease shall cease to be payable in respect of the Demised Premises pursuant to Clause 7.5 of the Superior Lease

7.6	Destruction of the Building

If the Building or any part thereof or any necessary access thereto is destroyed or damaged by any of the Insured Risks then to the extent it receives the same from the Superior Landlord pursuant to the Superior Lease (if any Tenant’s Insured Fittings shall have been destroyed or damaged) the Landlord shall pay to the Tenant forthwith following receipt from the Superior Landlord all the insurance monies applicable to the Tenant’s Insured Fittings up to the reinstatement value of the Tenant’s Insured Fittings destroyed or damaged (as notified pursuant to Clause 7.3)

7.7	Determination

If notice to determine the Superior Lease is served by the Superior Landlord on the Landlord pursuant to clause 7.7.1 of the Superior Lease the Landlord shall forthwith provide a copy to the Tenant and this Lease shall automatically determine on the same date as the date of termination of the Superior Lease pursuant to clause 7.7.1 of the Superior Lease and such determination shall be without prejudice to any claim by either party against the other in respect of any antecedent breach of the terms of this Lease Provided That any moneys paid by the Superior Landlord to the Landlord pursuant to clause 7.7.1(c) of the Superior Lease and referable to any Tenant’s Insured Fittings destroyed or damaged shall belong to the Tenant absolutely and the Landlord shall use reasonable endeavours to enforce its rights in respect of the same pursuant to the Superior Lease.

7.8	Option to Determine

7.8.1	If the Building or any part thereof or any necessary access thereto is destroyed or damaged by any of the Insured Risks and:-

(a)	the Building and the Demised Premises have not been reinstated so that the Demised Premises are again rendered fit for use and occupation and accessible by the date falling seven (7) years after the date of any damage or destruction; or

(b)	at any time after the date falling five (5) years after the date of such damage or destruction it is agreed by the Superior Landlord and the Landlord or in the absence of such agreement it is determined by the Independent Person acting as expert pursuant to Clause 15 of the Superior Lease) that the Building and the Demised Premises cannot possibly be reinstated by the Superior Landlord in accordance with the Superior Lease so that the Demised Premises are rendered fit for use and occupation and accessible on or prior to the date falling seven (7) years after the date of such damage or destruction which agreement or determination the Landlord shall as soon as reasonably practicable notify the Tenant of then:

(i)	in the event that the Landlord shall serve notice to determine the Superior Lease pursuant to Clause 7.8.1 of the Superior Lease a copy of which notice the Landlord shall as soon as reasonably practicable provide to the Tenant then this Lease shall automatically terminate with immediate effect;

(ii)	if the Landlord has not already served notice referred to in (i) above then the Tenant shall be entitled at any time thereafter (and in the case of Clause 7.8.1(a) upon the date, falling seven (7) years after the date of any damage or destruction) but prior to the completion of such reinstatement of the Building and the Demised Premises to serve written notice upon the Landlord terminating this Lease with immediate effect but in each case without prejudice to any right of action or other remedy any party may have against the other in respect of antecedent breach

7.8.2	If at any time after the date falling five (5) years after the date of damage or destruction it is so agreed or determined that such reinstatement cannot be so completed prior to the date falling seven (7) years after the date of damage or destruction then immediately upon receipt by the Landlord of an Extension Request Notice from the Superior Landlord (as defined in Clause 7.8.2 of the Superior Lease) the Landlord will subject to Clause 7.8.1 request the Tenant by notice in writing (a “Landlord Extension Request Notice”) to confirm whether it wishes to terminate this Lease pursuant to Clause 7.8.1 or whether it is prepared to extend the seven (7) year period referred to in Clause 7.8.1(a) to a date specified in the Landlord Extension Request Notice being three (3) months following the target date for completion of such reinstatement works as comprised in the current programme relating thereto (a complete copy of which together with a copy of the Extension Request Notice received by the Landlord pursuant to the Superior Lease and reasonable evidence that the target date for completion of such reinstatement works as so comprised in such programme is supportable, shall be provided to the Tenant together with the Landlord Extension Request Notice subject to receipt by the Landlord of the same from the Superior Landlord with the Extension Request Notice). If the Tenant does not either terminate the Lease pursuant to Clause 7.8.1 or confirm acceptance of the extension of the date referred to in Clause 7.8.1(a) within fifteen (15) Working Days of receipt by it of the Landlord Extension Request Notice (together with such copy programme and such reasonable evidence) then thereafter the Landlord may (without prejudice to the Tenant’s right pursuant to Clause 7.8.1) terminate this Lease forthwith by serving written notice on the Tenant. The Landlord shall use reasonable endeavours to procure that the Superior Landlord responds as soon as possible to any enquiries by the Tenant regarding the status of the reinstatement works and the timing for completion thereof and which may be raised by it during such fifteen (15) Working Day period. Any termination of the Lease pursuant to this Clause 7.8.2 will be without prejudice to any right of action or remedy any party may have in respect of antecedent breach of this Lease. If the Tenant confirms acceptance within such fifteen (15) Working Day period to the extension of the date referred to in Clause 7.8.1(a) to the date stipulated in the Landlord Extension Request Notice then:

(a)	the Landlord shall confirm to the Superior Landlord acceptance of the extension of the date referred to in Clause 7.8.1(a) of the Superior Lease

(b)	Clause 7.8.1(a) shall be deemed to have been varied by the deletion of the words “the date falling seven (7) years after the date of such damage or destruction” and their replacement by the date so stipulated by the Superior Landlord in the Extension Request Notice; and

(c)	the provisions of Clause 7.5 shall continue to apply

7.8.3	The Landlord will notify the Tenant as soon as reasonably practicable following it notifying the Superior Landlord pursuant to clause 7.8.2 of the Superior Lease that it wishes to terminate the Superior Lease pursuant to clause 7.6.1 of the Superior Lease or confirming acceptance of the extension of the date referred to in clause 7.8.1(a) of the Superior Lease

7.9	Payment of insurance moneys refused

If the payment of any insurance moneys is refused as a result of some act or default of the Tenant any undertenant or occupier of any part of the Demised Premises or any of their respective agents, licensees, visitors or contractors or any person under the control of any of them the Tenant shall pay to the Landlord on written demand the amount so refused on the same payment terms as the insurers would otherwise have paid except to the extent that it relates to Tenant’s Insured Fittings

7.10	Insurance becoming void

Provided that the relevant details of such policy (and any change thereto) have been provided to it by the Landlord the Tenant shall not do or omit to do anything that could cause any policy of insurance effected pursuant to Clause 7.1 to become void or voidable wholly or in part nor (unless the Tenant has previously notified the Landlord and the Superior Landlord and agreed to pay the increased premium) anything whereby any increased or loaded premium may become payable and the Tenant shall on demand pay to the Superior Landlord and/or the Landlord (as the case may be) all increased expenses properly incurred by the Superior Landlord and/or Landlord (as the case may be) in renewing any such policy in accordance with this Lease and arising as a result of such act or omission

7.11	Requirements of insurers

The Tenant shall at all times comply with all the lawful requirements of the Superior Landlord’s insurers with whom it effects insurance pursuant to Clause 7.1 of the Superior

Lease so far as such requirements are known by the Tenant and relate to the Demised Premises or the conduct of persons using the Building or the Estate

7.12	Notice by Tenant

The Tenant shall give notice to the Superior Landlord and the Landlord promptly upon the happening of any material event or thing which might affect or give rise to a claim under the insurance policy or policies effected by the Superior Landlord pursuant to Clause 7.1 and details of which have been provided to the Tenant pursuant to Clause 7.4

7.13	Benefit of other insurances

If the Tenant shall become entitled to the benefit of any insurance on the Demised Premises which is effected in breach of Clause 7.2 then the Tenant shall hold any moneys received from such insurance in trust for the Landlord and pay the same to the Landlord on written demand and the Landlord shall ensure such monies are forthwith paid to the Superior Landlord and use reasonable endeavours to ensure such monies are applied by the Superior Landlord in accordance with its obligations in clause 7.6 of the Superior Lease

7.14	Damage/Destruction occurring during Tenant’s Rent Free Period

If any damage or destruction described in Clause 7.6 shall occur prior to the Rent Commencement Date then the Rent Commencement Date shall be deferred by one day for every day within the period commencing on the date of damage or destruction and ending on the date on which the Demised Premises (other than (for the avoidance of doubt) the Tenant’s Works as defined in the agreement for lease dated [•] or any other works of a similar type at any time carried out by the Tenant or any undertenant) shall again be fit for occupation and use and accessible but so that in circumstances where partial damage or destruction only has occurred in relation to part only of the Demised Premises provided that the remainder of the Demised Premises is capable of beneficial occupation and use in accordance with the terms of this Lease notwithstanding such damage or destruction, the Rent Commencement Date shall be so deferred only in relation to the part of the Demised Premises so damaged or destroyed and in such circumstances the Initial Rent payable from the Rent Commencement Date in respect of that part of the Demised Premises which is not so damaged or destroyed shall be a proportion of the Initial Rent calculated by reference to the Net Internal Area of the part not so damaged or destroyed and any dispute regarding the deferment of the Rent Commencement Date or the apportionment of the Initial Rent shall be referred by either party to the Independent Person acting as an expert in accordance with Clause 15

7.15	Uninsured Terrorist Risk

7.15.1	If the Building (or part thereof) is damaged or destroyed as a result of an act of terrorism at any time that such act is not an Insured Risk because such an act is not insurable in the United Kingdom insurance market on reasonable terms so that the Demised Premises are incapable of occupation and use or inaccessible then the Rent and the rents reserved under Clauses 3.2 and 3.3 of this Lease (or a fair proportion thereof according to the nature and extend of the damage sustained) will be suspended until the Demised Premises shall again be rendered fit for use and occupation and accessible. The Landlord will provide to the Tenant a copy of any notice in writing served by the Superior Landlord (the “Election Notice”) on the Landlord given within the period of twelve (12) months following the date of such damage or destruction (the “Election Period”) in which the Superior Landlord shall elect whether or not to rebuild or reinstate the Building (or part thereof)

7.15.2	If the Superior Landlord shall serve an Election Notice electing to reinstate the Building (or shall fail to serve any Election Notice) the provisions of Clauses 7.6 of the Superior Lease and 7.8 of this Lease shall apply (mutatis mutandis) as if the Building (or part thereof) had been destroyed or damaged by an Insured Risk provided that the cost of reinstatement in accordance with the Superior Lease will be borne wholly by the Superior Landlord

7.15.3	If the Superior Landlord serves an Election Notice stipulating that it does not wish to reinstate the Building then the Landlord or the Tenant may thereafter on the service of notice in writing given to the other forthwith determine this Lease without prejudice to any claim by either party in respect of any antecedent breach of covenant

8	PROVISOS

PROVIDED ALWAYS AND IT IS HEREBY AGREED AND DECLARED) as follows:

8.1	Forfeiture

Without prejudice to any other right remedy or power herein contained or otherwise available to the Landlord:

8.1.1

if any of the rents reserved by this Lease or any sums due pursuant to Clause 3.3 or any part of them shall be unpaid for fourteen (14) days after becoming payable (whether formally demanded or not in the case of the Rent Building

Payments on Account or Estate Payments on Account (payable pursuant to Clause 9.2.1(a)) only) or

8.1.2	if any of the covenants by the Tenant contained in this Lease shall not be performed and observed or

8.1.3	if the Tenant, for the time being, and/or the Surety (if any) (being a body corporate):

(a)	calls, or a nominee on its behalf calls, a meeting of any of its creditors; or makes an application to the Court under Part 26 of the Companies Act 2006; or submits to any of its creditors a proposal under Part I of the Insolvency Act 1986; or enters into any arrangement, scheme, compromise, moratorium or composition with any of its creditors (whether under Part I of the Insolvency Act 1986 or otherwise); or

(b)	has an administrative receiver or a receiver or a receiver and manager appointed in respect of the Tenant’s or the Surety’s property or assets or any part; or

(c)	resolves or the directors or shareholders resolve to present a petition for an administration order in respect of the Tenant or the Surety (as the case may be); or an administrator is appointed; or

(d)	has a winding-up petition or petition for an administration order presented against it (otherwise than for frivolous or vexatious reasons and/or unless such petition is being contested and is discharged within fifteen (15) days) or passes a winding-up resolution (other than a voluntary winding-up whilst solvent for the purposes of an amalgamation or reconstruction); or calls a meeting of its creditors for the purposes of considering a resolution that it be wound-up voluntarily; or resolves to present its own winding-up petition; or is wound-up (whether in England or elsewhere); or has a liquidator or provisional liquidator appointed; or

(e)	shall cease for any reason to maintain its corporate existence; or is struck off the register of companies; or otherwise ceases to exist; or

8.1.4	if the Tenant for the time being and/or the Surety (if any) (being an individual or if more than one individual, then any one of them) makes an application to the Court for an interim order under Part VIII of the Insolvency Act 1986 or convenes a meeting of or enters into any arrangement scheme compromise moratorium or composition with any of his creditors or any of them (whether pursuant to Part VIII of the Insolvency Act 1986 or otherwise) or has a bankruptcy petition presented against him (unless the petition is being contested and is discharged within fifteen (15) days) or is adjudged bankrupt or has a receiver appointed in respect of the Tenant’s or the Surety’s property or assets or any part; or

8.1.5	if analogous proceedings or events to those referred to in this Clause shall be instituted or occur in relation to the Tenant, for the time being, and/or the Surety (if any) elsewhere than in the United Kingdom; or

8.1.6	if the Tenant, for the time being, and/or the Surety (if any) becomes unable to pay its debts as and when they fall due

THEN and in any such case the Landlord may at any time thereafter re-enter the Demised Premises or any part thereof in the name of the whole and thereupon the Term shall absolutely cease and determine but without prejudice to any rights or remedies which may then have accrued to the Landlord or the Tenant in respect of any antecedent breach of any of the covenants contained in this Lease

8.2	No implied easements

Nothing herein contained shall impliedly confer upon or grant to the Tenant any easement right or privilege other than those expressly granted by this Lease

8.3	Exclusion of warranty as to user

Nothing contained in this Lease or in any agreement leading to its grant or in any consent granted by the Landlord under this Lease shall imply or warrant that the Demised Premises may be used under the Planning Acts for the use herein authorised or any use subsequently authorised

8.4	Landlord’s obligations

The Landlord shall not be liable to the Tenant in respect of any failure of the Landlord to use reasonable endeavours to procure that the Superior Landlord and/or the Management Company performs any of their respective obligations under Clauses 5 and 6.2 of the

Superior Lease unless the Tenant has given notice to the Landlord of such failure and the Landlord has failed to use reasonable endeavours to procure that the Superior Landlord and/or the Management Company within a reasonable time (which shall be an urgent response in case of emergency) remedies the same insofar as it is reasonable to do so and then in such case the Landlord shall be liable to compensate the Tenant only for loss or damage sustained by the Tenant after such reasonable time (or such time as is appropriate for an urgent response) has elapsed but the Tenant shall take every reasonable step in order to mitigate the extent or effect of any such loss or damage

8.5	Exclusion of Landlord’s and Management Company’s liability

The Landlord shall not be liable to the Tenant nor shall the Tenant have any claim against the Landlord in respect of:

8.5.1	any failure or interruption or delay in the provision of Estate Services or Building Services caused in any case by Force Majeure

8.5.2	any loss or damage or interference or annoyance suffered by the Tenant during the carrying out by the Superior Landlord, the Landlord or the Management Company of works which may appear to the Superior Landlord, the Landlord or the Management Company acting reasonably to be necessary or desirable in the interests of good estate management

8.5.3	any loss or inconvenience occasioned by the breakdown of any mechanical equipment or by the failure of power supply to any mechanical equipment or whilst any repairs are carried out thereto

8.5.4	any loss of or damage to or theft from any car using the Car Park or any loss or damage or injury suffered by any driver of or passenger in such car

Provided always that:

8.5.4.1	the Landlord shall use reasonable endeavours to procure that the Superior Landlord and/or the Management Company shall act constantly and use all reasonable endeavours to minimise and mitigate any losses, damages, delays, disruptions or annoyance caused or likely to be caused by reason of any of the aforesaid events, matters or things; and

8.5.4.2	none of the aforesaid exclusions of liability shall be available to the extent that they arise by reason of any breach, non-

observance or non-performance of any of its obligations by the Landlord or others acting for them or under their authority or control;

8.5.4.3	if any such loss or damage suffered by the Tenant is covered by the insurance effected by the Superior Landlord or the Management Company then at the Tenant’s cost (such cost to be reasonable and proper) the Landlord shall use reasonable endeavours to procure the necessary claim is made by the Superior Landlord or the Management Company (as appropriate) in accordance with Clause 8.5.4.3 of the Superior Lease

8.6	Right for Superior Landlord to perform or to nominate another company to perform Management Company’s obligations

If any time and from time to time during the Term the Superior Landlord gives notice to the Landlord pursuant to Clause 8.6 of the Superior Lease that the Superior Landlord under the Superior Lease has nominated another company to undertake or exercise or itself undertake or exercise any of the obligations rights and discretions of the Management Company contained in the Superior Lease in then:

8.6.1	the provision of Clause 8.6 of the Superior Lease shall apply

8.6.2	any references in this Lease to the Management Company shall be construed as references to such nominated company or the Superior Landlord (as the case may be); and

8.6.3	the benefit of the Landlord’s covenants with the Management Company in the Superior Lease shall be enforceable by such nominated company or the Superior Landlord (as the case may be) under the Superior Lease

8.7	Development of Adjoining Property

The Tenant agrees with the Landlord that notwithstanding any other provision of this Lease the Tenant will have no claim against the Superior Landlord, the Landlord or the Management Company in connection with or arising from any works carried out on beneath or in the vicinity of the Estate for the purpose of or in connection with the construction and/or maintenance of Crossrail, the London Underground or Docklands Light Railway system(s)

8.8	Exclusion of statutory compensation

Except where any statutory provision prohibits or modifies the right of the Tenant to compensation being reduced or excluded by agreement neither the Tenant nor any undertenant (whether immediate or not) shall be entitled on quitting the Demised Premises or any part thereof to claim any compensation from the Landlord under the Landlord and Tenant Act 1954

8.9	Use of premises outside Business Hours

If the Tenant shall desire to use and occupy the Demised Premises outside the Business Hours then subject as hereinafter provided the Tenant shall be entitled to use and occupy the Demised Premises and have access thereto outside Business Hours on the following terms and conditions (which the Tenant hereby covenants with the Landlord to observe and comply with) provided that such terms and conditions shall not prevent the Tenant and those authorised by it from being entitled to use and occupy the Demised Premises and exercise the rights granted in the First Schedule in accordance with this Lease 24 hours a day on every day in any year of the Term:

8.9.1	the Tenant shall comply with all reasonable requirements of the Superior Landlord, the Landlord or the Management Company as to use and occupation and access

8.9.2	the Tenant shall pay to the Landlord on demand the whole (or where the services are shared with other tenants a fair and reasonable proportion as reasonably determined by the Landlord) of the costs and expenses attributable to such use or the provision of any staff services and security to the extent that such are provided at a level or to a degree which would not have been provided but for such use outside Business Hours

8.10	Notices

8.10.1	All notices, requests, demands, approvals, consents and other communications under this Lease (“Notices”) shall be in writing and shall be duly and validly given or made if given or served by personal delivery or sent by pre-paid or recorded delivery mail to the persons and the addresses specified below or to such other person and/or address as a party may specify from time to time by written notice to the other parties.

8.10.2	Notices shall be addressed as follows:

8.10.2.1	To J. P. Morgan Markets Limited:

125 London Wall

London EC2Y 5AJ

For the attention of: John Clare

with a further copy to:

Mayer Brown International LLP

201 Bishopsgate

London EC2M 3AF

For the attention of: Reference: 20349/20181/21124

8.10.2.2	To MF Global UK Limited

Sugar Quay

Lower Thames Street

London EC3R 6DU

with a further copy to:

DLA Piper UK LLP

3 Noble Street

London EC2V 7EE

8.10.2.3	To MF Global Holdings Ltd

Sugar Quay

Lower Thames Street

London EC3R 6DU

with a further copy to:

DLA Piper UK LLP

3 Noble Street

London EC2V 7EE

8.11	Invalidity of certain provisions

If any term of this Lease or the application thereof to any person or circumstances shall to any extent be invalid or unenforceable the same shall be severable and the remainder of this Lease or the application of such term to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby and each term and provision of this Lease shall be valid and be enforced to the fullest extent permitted by law

8.12	Plans drawings etc

The Superior Landlord, the Landlord and the Management Company shall have an irrevocable and assignable licence free from any copyright claim as from the expiry or sooner determination of this Lease to use and reproduce all plans drawings specifications models and other information required to be furnished by the Tenant to the Superior Landlord and the Landlord under this Lease or any agreement preceding this Lease to the extent only that the same relate to works carried out to the Demised Premises which affect the centrally controlled systems in the Demised Premises or the Building but so that the Landlord and the Landlord shall use reasonable endeavours to at the request and cost of the Tenant to procure that the Superior Landlord and the Management Company shall use the same only in connection with the use ownership operation maintenance and alteration of the Demised Premises and the Tenant shall deliver all such documents to the Landlord promptly upon the expiry or sooner determination of this Lease

8.13	Confidentiality provision

8.13.1	None of the parties to this Lease shall without the prior written consent of all the other parties to this Lease disclose or publish to any third party (“Disclosure”) or wilfully or negligently permit or cause Disclosure of any financial or other details whatsoever naming the parties hereto or otherwise relating to the transaction hereby effected except:

(a)	any particular extracts or details which must be the subject of Disclosure in order to comply with any Stock Exchange or any statutory requirements of the lawful requirements of any regulatory, governmental or official body

(b)	to group companies or professional advisers of each of the parties who need to know such details and who have first agreed to be bound by the provisions of this Clause 8.13

(c)	to the extent necessary to comply with any legal obligation or legal requirement

(d)	to the extent necessary to comply with or give effect to the terms of this Lease

(e)	to HM Revenue & Customs or any other governmental, public or official body for taxation, rating or registration purposes

(f)	to the extent they are already in the public domain, otherwise than as a result of a breach of this Clause 8.13

8.13.2	This Clause 8.13 shall remain in effect until the expiry of a period of two (2) years from the date hereof

8.13.3	This Clause 8.13 shall not apply to Disclosure by or on behalf of any party to this Lease to any third parties and/or their professional advisers in pursuance of bona fide rent review arbitrations or determinations or negotiations or legal proceedings adjudications or other bona fide negotiations or dealings with and/or relating to the Estate and/or the Building or any part of either (including for the avoidance of doubt disclosures by the Landlord to any financier or mortgagee or prospective financier or mortgagee of the Estate and/or the Building or any part of either) or the disposal of or acquisition of an interest in the whole or any part of the relevant party or any Group Company of the relevant party or any financing by the relevant party or any Group Company of the relevant party or any Disclosure to any insurers or prospective insurers of the Estate and/or the Building or any part of them or works in connection with or items on the same

8.14	Waiver etc. of regulations

8.14.1	The Landlord reserves the right for the Superior Landlord and the Management Company to rescind alter or waive any of the Regulations at any time where it is reasonably necessary or desirable and proper in the interests of good estate management and no alteration or waiver in favour of one tenant of the Estate shall operate as an alteration or waiver in favour of any other tenant of the Estate but not so that the Tenant’s or its tenants’ use and occupation of the Demised Premises and its or their exercise of their respective rights and easements is thereby materially adversely affected

8.14.2	The Landlord shall not be responsible to the Tenant for the non-observance by any tenant of the Estate or any other person (not being an employee, agent or contractor of the Landlord) of any of the Regulations

8.15	Third Party Rights

A person who is not a party to this Lease has no rights under the Contracts (Rights of Third Parties) Act 1999 to enforce any terms of this Lease but this does not affect any right or remedy of a third party which exists or is available apart from that Act

8.16	Applicable Law and Jurisdiction

This Lease shall be governed by and construed in all respects in accordance with the Laws of England and proceedings in connection therewith shall be subject (and the parties hereby submit) to the non-exclusive jurisdiction of the English Courts and for the purposes of Rule 6.15 of Civil Procedure Rule 1998 and any other relevant Rules thereof and for so long as the Tenant under this Lease is MF Global UK Limited (company no. 01600658) the Surety hereby irrevocably agrees that any proceedings may be served upon it at the Demised Premises marked for the attention of General Counsel or at such other address for service within England and Wales and/or marked for such other person or maybe notified in writing from time to time to the Landlord and a copy (or such other address as is notified under this clause 8.16) faxed by the Landlord to the Surety’s “General Counsel” in New York on fax number +1 212 319 1565 or such other fax number as may be notified in writing from time to time by the Tenant

8.17	Representations

The Tenant acknowledges that this Lease has not been entered into in reliance wholly or partly on any statement or representation made by or on behalf of the Landlord except any such statement or representation that is expressly set out in the Agreement for Lease (as that expression is defined in clause 11) this Lease or in written reply to enquiries raised by the Tenant’s Solicitors of the Landlord’s Solicitors prior to the date of the Agreement for Lease

8.18	Rights of Entry

Rights of entry exercisable by the Superior Landlord, the Landlord, the Management Company or the Tenant shall:

8.18.1	also be exercisable by their respective servants, agents and workmen and all other persons authorised by them

8.18.2	be subject to an obligation on the party exercising the rights to cause as little inconvenience damage and nuisance as reasonably practicable in the exercise of such rights to comply with the other party’s reasonable requirements as to the timing (including where reasonable requiring works outside Business Hours) and the manner of exercise of the rights of entry (including, without limitation, as to security) and to make good any physical damage caused to the Demised Premises or other parts of the Building or any property of the Tenant or other permitted occupier as soon as reasonably practicable

8.18.3	not be exercised if the work in question could otherwise be economically reasonably effected without such entry

8.18.4	(except in case of emergency) only be exercisable on giving reasonable prior notice given to the Landlord or the Tenant (as the case may be) together with adequate details of what is proposed

8.18.5	be subject to the person so entering being accompanied by a representative of the other party if the other party shall so require and if the other party so requires then the other party shall ensure that such a representative is available

8.18.6	subject to the person exercising the foregoing rights not (save in case of an emergency) materially interfering with any works the Superior Landlord, the Landlord, the Management Company, or the Tenant (as the case may be) is currently carrying out as permitted by this Lease

8.19	Indemnities

In respect of any claims in respect of which any indemnity is provided hereunder:

8.19.1	the indemnified party shall notify the other party as soon as reasonably practicable of such claim and shall keep the other party fully informed in relation to any such claim and shall supply copies of all relevant documents and correspondence save such as are the subject of bona fide confidentiality undertakings or which are privileged;

8.19.2	(save to the extent that it is impossible or impractical so to do) the indemnified party shall consult the other party before responding to such claim, taking any steps and conducting any negotiations in relation (and pay due heed to the other party’s reasonable representations with regard thereto);

8.19.3	the indemnified party shall not admit liability, settle or compromise any such claim without first notifying the other party and (save to the extent that it is impossible or impracticable so to do) giving the other party a reasonable period within which to make representations in respect thereof and paying due heed to any such reasonable representations; and

8.19.4	the indemnified party will take such steps as shall be reasonable to mitigate such loss, having regard to the nature of the claim

9	SERVICE CHARGE

9.1	Definitions

FOR the purpose of this Lease the following expressions shall have the following meanings:

9.1.1	Not used

9.1.2	“Building Computing Date” means the first day of January in each year and the anniversary of that date in each succeeding year or such other date as the Landlord may from time to time nominate

9.1.3	“Building Expenditure” shall have the same meaning given to that expression in the Superior Lease

9.1.4	“Building Financial Year” means the period from a Building Computing Date to but not including the next succeeding Building Computing Date

9.1.5	“Building Service Charge Percentages” means the percentages calculated as follows:

(a)	40.204% of the Building Service Charge Percentage referred to in Clause 9.1.5(a) of the Superior Lease;

(b)	the fair and reasonable proportion of each item of the Part II Expenditure attributable to the Tenant and as properly and fairly determined by the Landlord in accordance with Clause 9.4.1 but expressed as a percentage of the Part II Expenditure

9.1.6	“Building Surveyor” means a chartered surveyor or firm of chartered surveyors appointed or employed by the Management Company to perform the functions of the Building Surveyor and under the Superior Lease

9.1.7	“Estate Computing Date” means the first day of January in each year and the anniversary of that date in each succeeding year or such other date as the Superior Landlord may from time to time nominate in respect of the Estate as a whole pursuant to the Superior Lease

9.1.8	“Estate Expenditure” shall have the meaning given to that expression in the Superior Lease

9.1.9	“Estate Financial Year” means the period from an Estate Computing Date to but not including the next succeeding Estate Computing Date

9.1.10	“Estate Service Charge Percentage” means 40.204% of the estate service charge percentage under the Superior Lease

9.1.11	“Estate Surveyor” has the like meaning as “Building Surveyor” save that the word “Building” in the latter definition shall be deleted and the word “Estate” substituted therefor

9.1.12	“Estimated Building Expenditure” means for any Building Financial Year such sum as the Landlord shall notify in writing to the Tenant as soon as reasonably practicable following receipt of the same by the Landlord pursuant to the Superior Lease

(a)	as a fair and reasonable estimate of the Building Expenditure referred to in Part I of Parts A and B of the Seventh Schedule and

(b)	the Estimated Part II Expenditure

in both cases for such Building Financial Year after deducting any anticipated Building Appropriation (as defined in Clause 9.3.1) provided that the Landlord may from time to time during any such Building Financial Year as appropriate notify the Tenant in writing of a revised figure (in such form as is consistent with the Management Company’s practice for the remainder of the Building) for the Estimated Building Expenditure

9.1.13	“Estimated Estate Expenditure” means for any Estate Financial Year such sum as the Landlord shall notify in writing to the Tenant as soon as reasonably practicable following receipt of the same by the Landlord pursuant to the Superior Lease as a fair and reasonable estimate of the Estate Expenditure for such Estate Financial Year (to be in a form consistent with the Management Company’s practice for the remainder of the Estate) Provided that the Landlord may from time to time during any such Estate Financial Year as appropriate notify the Tenant in writing of a revised figure for the Estimated Estate Expenditure (in such form as is consistent with the Management Company’s practice for the remainder of the Estate)

9.1.14	“Estimated Part II Expenditure” means the estimated Building Expenditure attributable to the Building Services referred to in Part II of Part A of the Seventh Schedule and to the costs and expenses set out in Part II of Part B of the Seventh Schedule

9.1.15	Not used

9.1.16	Not used

9.1.17	“Part II Expenditure” means the Building Expenditure attributable to the Building Services referred to in Part II of Part A of the Seventh Schedule and to the costs and expenses set out in Part II of Part B of the Seventh Schedule

9.1.18	“Relevant Advance Payment” shall mean (as the case may require) the aggregate of all Estate Payments on Account made in any Estate Financial Year or the aggregate of all Building Payments on Account made in any Building Financial Year

9.1.19	“Relevant Estimated Expenditure” means all or any of the Estimated Estate Expenditure and the Estimated Building Expenditure as the case may require

9.1.20	“Relevant Expenditure” means the Estate Expenditure or the Building Expenditure as the case may require

9.1.21	“Relevant Financial Year” means the Estate Financial Year or the Building Financial Year as the case may require

9.1.22	“Relevant Service Charge Percentage” means:-

(a)	in the case of the Building Expenditure (and the Estimated Building Expenditure) each or either of the Building Service Charge Percentages as the context shall allow

(b)	in the case of the Estate Expenditure (and the Estimated Estate Expenditure) the Estate Service Charge Percentage

9.1.23	“Relevant Surveyor” means the Estate Surveyor or the Building Surveyor as the case may require

9.2	Payment of Service Charge

9.2.1	The Tenant covenants with the Landlord to pay to the Landlord:

(a)

the Relevant Service Charge Percentage (but subject to the provision of Clause 9.4) of each of the Relevant Estimated Expenditure in advance by equal quarterly instalments on the Quarterly Days during each Relevant Financial Year the first payment of each being a proportionate sum in respect of the period from and including to the next Quarterly Day following the Term Commencement Date to be made on the date of this Lease and

(b)	(if any of the Relevant Estimated Expenditure is revised as contemplated above) within fourteen (14) days after written demand an amount equal to the difference between the aggregate on account payments due from the Tenant pursuant to Clause 9.2.1(a) and (where greater) the aggregate amount which would have been so paid if such revised Relevant Estimated Expenditure had been certified to the Tenant at the commencement of the Relevant Financial Year and in default of payment shall be recoverable as rent in arrear

9.2.2	Each such payment made by the Tenant under Clause 9.2.1 is referred to in this Lease as (in the case of the Estimated Estate Expenditure) an “Estate Payment on Account” and (in the case of the Estimated Building Expenditure) a “Building Payment on Account”

9.3	Service Charge Statements

The Landlord shall use reasonable endeavours to procure that the Management Company shall, as soon as reasonably practicable after the end of each Relevant Financial Year, prepare and the Landlord shall send to the Tenant following receipt from the Management Company of:

9.3.1	an account or accounts, each duly certified by the Accountant, showing the Estate Expenditure and the Building Expenditure for each Relevant Financial Year and the amount (if any) which the Management Company has chosen to utilise from the Estate Reserve Fund or the Building Reserve Fund (as those expressions are defined in the Superior Lease) as the case may be in defraying respectively Estate Expenditure or Building Expenditure pursuant to Clause 9.7 of the Superior Lease (respectively the “Estate Appropriation” and the “Building Appropriation”) and containing a fair summary of the various items comprising the Relevant Expenditure

9.3.2	a certificate or certificates by the Relevant Surveyor showing the Relevant Surveyor’s calculation of each Building Service Charge Percentage and Estate

Services Charge Percentage (as those expressions are defined in the Superior Lease) for each Relevant Financial Year

9.3.3	a statement or statements of each Estate Service Charge Percentage and Building Service Charge Percentage (as those expressions are defined in the Superior Lease) of each Relevant Expenditure for each Relevant Financial Year after taking into account as the case may require the Estate Appropriation or the Building Appropriation and the same shall (save for obvious error) be conclusive evidence for the purposes of this Lease of all matters of fact referred to in each said account certificate and statement

9.4	Service Charge Percentages

9.4.1	For the purposes of Clause 9.2 hereof until such time as a certificate is issued by the Relevant Surveyor pursuant to Clause 9.3 hereof the Estate Service Charge Percentage (as that expression is defined in the Superior Lease) shall be 1.4553% and the Building Service Charge Percentage (as that expression shall be defined in the Superior Lease) referred to in Clause 9.1.5(a) of the Superior Lease shall be 66.7595% and the Building Service Charge Percentage referred to in Clause 9.1.5(a) shall be the proportion of each item of the Estimated Part II Expenditure properly and fairly estimated by the Landlord as likely to be attributable to the Tenant but expressed as a percentage of the Estimated Part II Expenditure

9.4.2	For the purposes of Clause 9.2 after such time as a certificate is issued by the Relevant Surveyor pursuant to Clause 9.3 hereof the Estate Service Charge Percentage (as that expression is defined in the Superior Lease) and the Building Service Charge Percentage referred to in Clause 9.1.5(a) of the Superior Lease shall be as indicated in the last available Certificate issued by the Relevant Surveyor pursuant to Clause 9.3 of the Superior Lease and the Building Service Charge Percentage referred to in Clause 9.1.5(a) shall be the proportion of each item of the Estimated Part II Expenditure properly and fairly estimated by the Landlord as likely to be attributable to the Tenant but expressed as a percentage of the Estimated Part II Expenditure

9.5	Service Charge Adjustment

9.5.1	If the Relevant Service Charge Percentage of the Relevant Expenditure for any Relevant Financial Year (after taking into account as the case may require the Estate Appropriation or the Building Appropriation) shall exceed the Relevant Advance Payment for that Relevant Financial Year the excess together with interest thereon at the Base Rate calculated from and including as the case may require the Estate Computing Date or the Building Computing Date next following the end of that Relevant Financial Year until the date of payment shall be paid by the Tenant to the Landlord within ten (10) Working Days of written demand served together with or following provision to the Tenant of the account or accounts referred to in Clause 9.3.1 or

9.5.2	If the Relevant Service Charge Percentage of the Relevant Expenditure for any Relevant Financial Year (after taking into account as the case may require the Estate Appropriation or the Building Appropriation) shall be less than the Relevant Advance Payment for that Relevant Financial Year the overpayment made by the Tenant together in each case with interest thereon at the Base Rate calculated from the date upon which such overpayment was made until the date when the next Relevant Advance Payment on Account is due shall be credited to the Tenant against the next Estate Payment on Account or Building Payment on Account as the case may require (or where there are no further Quarterly Days due before the end of the contractual Term be paid to the Tenant within ten (10) Working Days after the issue of the relevant account in accordance with Clause 9.3, together with interest thereon at the Base Rate calculated from the date upon which such overpayment was made until the date actually repaid to the Tenant)

9.6	Omissions

Any omission by the Management Company or the Landlord to include in Relevant Expenditure in any Relevant Financial Year a sum properly expended in that Relevant Financial Year shall not preclude the Management Company or the Landlord from including such sum in Relevant Expenditure in any subsequent Relevant Financial Year as the Management Company or the Landlord shall reasonably determine

9.7	Not used

9.8	Service Charge Reapportionments

If at any time or times during the Term the Landlord considers acting reasonably in accordance with the principles of good estate management that circumstances have arisen making the Relevant Service Charge Percentage or the formula for calculating the same on the basis specified in Clause 9.1 unreasonable or inequitable the Landlord shall give written notice to the Tenant proposing a variation to the Relevant Service Charge Percentage or the said formula which is fair and reasonable in all the circumstances and in the event of there being any dispute regarding such variation the matter shall be referred to a single arbitrator to be appointed in default of agreement upon the application of the Landlord or the Tenant by or on behalf of the President for the time being of the Royal Institution of Chartered Surveyors in accordance with the provisions of the Arbitration Acts 1996

9.9	Service Charge Variations

The Tenant acknowledges that the Management Company may in its reasonable discretion discontinue withhold add to commence extend vary or make any alterations to any of the Estate Services or the Building Services or any of the items referred to in Part B of the Sixth and Seventh Schedules to the Superior Lease from time to time if the Management Company shall reasonably consider it desirable to do so in the interests of (or for the comfort of) the owners and tenants on or for the efficient management security and operation of the Estate or the Building (as the case may be) or for any other reason in the interests of good estate management subject to the proviso to Clause 9.9 of the Superior Lease

9.10	Services Provided at the Tenant’s Request

The Tenant covenants with the Landlord that the Tenant will pay on written demand such proper charge as may reasonably be determined by the Landlord in respect of any service (whether or not constituting an Estate Service or a Building Service) provided at the request of the Tenant to or for the benefit of the Tenant (whether or not exclusively) at a time or in circumstances when or in which such service would not have been provided but for such request

9.11	Continuation of Provisions

The provisions of this Clause shall continue to apply notwithstanding the expiration or sooner determination of the Term but only in respect of the period down to such expiration or sooner determination with the Relevant Service Charge Percentage of the Relevant Expenditure payable for that Relevant Financial Year being apportioned for the said period on a daily basis

9.12	Access to inspect books of account

9.12.1

Subject to the Tenant paying the proper costs of the Superior Landlord, the Landlord and the Management Company (including but not limited to the proper costs of security, supervision and assistance) the Landlord shall use reasonable endeavours to procure that the Tenant may in relation to an account, certificate or statement in respect of the Estate Expenditure and/or the Building Expenditure within two (2) months of receiving such account, certificate or statement by giving written notice to the Landlord have access to and inspect the service charge books of account (or the electronic equivalent thereof) and all vouchers, receipts, invoices and other documentation relevant to the calculation of the Building Expenditure and/or the Estate Expenditure for that Relevant Financial Year and the immediately preceding Relevant Financial Year provided always that such right may not be exercised more frequently than twice in any period of one year

9.12.2	At any time within thirty (30) days after the Tenant has been granted access to inspect the books of account and other items pursuant to Clause 9.12.1, the Tenant may by written notice served on the Landlord dispute the relevant account, certificate or statement on the basis that any item of expenditure or part thereof has been improperly included in such account, certificate or statement and/or the Relevant Expenditure and/or the Relevant Service Charge Percentage incorrectly calculated and the Tenant shall set out the reasons for the dispute and the items and/or calculation in dispute in such notice provided that if the Tenant does not give any such notice within the said period (as to which time shall be of the essence) it shall be deemed to have agreed the relevant account

9.12.3	In the event that the Tenant, the Landlord and the Management Company are unable to agree upon the items and/or calculation disputed by the Tenant and in the notice given under Clause 9.12.2, then the Landlord shall use reasonable endeavours to refer the dispute to the Independent Person acting as an expert pursuant to Clause 15 of the Superior Lease in which event the following provisions shall apply:

(a)	the costs of any expert appointed shall be borne as the expert shall direct (and where the expert determines in favour of the Tenant such costs shall not comprise the Relevant Expenditure); and

(b)

notwithstanding any dispute, the Tenant shall pay the amount demanded (if any) in respect of the Relevant Service Charge Percentage of the Relevant Expenditure in the relevant account in accordance with Clause 9.5 and in the event that the expert determines the Relevant Service Charge Percentage of the

Relevant Expenditure to be a lower or higher sum than specified in the disputed account then the Landlord shall use reasonable endeavours to procure that the Management Company shall as soon as reasonably practicable issue a duly corrected account and either refund within fourteen (14) days of the issue of such corrected account all Service Charge overpaid by the Tenant or the Tenant shall within fourteen (14) days of receipt of the corrected account pay the balance due to the Landlord as the case may require

9.13	Landlord’s covenant to act on default by the Landlord or the Management Company in relation to the Building Services

If the Landlord exercises its rights pursuant to clause 9.13 of the Superior Lease to provide the Building Services (or any of them) and to remedy any breach of the covenant by the Superior Landlord and the Management Company the Landlord shall provide the Building Services (or any of them) on the terms of this Lease and enter the Common Parts of the Building in order to do so on the terms of this Lease.

9.14	Consultation with the Tenant

The Landlord will have proper regard to (but shall not be bound by) any representations made by the Tenant in relation to the Landlord’s consultation with the Management Company and the Superior Landlord pursuant to Clauses 9.14.1 and 9.14.2 of the Superior Lease where such representations are made in a timely fashion

10	Defects Deed and Warranties

10.1	In this clause 10 the expressions “Latent Defective Works”, “Defects Costs in respect of the Base Building Works” and “Defects Costs in respect of the Infrastructure Works” and “Developer” shall have the meanings given to those expressions in the Defects Deed.

10.2	The Landlord’s and the Tenant’s obligations in this Clause 10 insofar as they relate to the Landlord’s Warranties will cease to have effect in relation to the relevant Landlord Warranty with effect from the date the relevant corresponding individual Tenant Warranty and/or Tenant Defect Deed (as the case may be) is provided to the Tenant pursuant to Clause [•] of the Agreement for Lease and the provisions of this Clause 10 shall be construed accordingly. On the provision of the final Tenant Warranty and/or Tenant Defect Deed (as the case may be) to the Tenant in accordance with the terms of the Agreement for Lease this Clause 10 shall be read and construed to relate solely to the Defects Deed and the

Landlord shall have no further liability to the Tenant in respect of the Landlord’s Warranties and the parties will endorse the following memorandum on this Lease:

“Memorandum: the parties confirm that the Tenant’s Warranties have been provided to the Tenant and that the provisions of Clause 10 of this Lease relate solely to the Defects Deed”.

10.3	The Tenant shall promptly after becoming aware of notify the Landlord in writing of any Latent Defective Works in or affecting the Demised Premises and/or any circumstances capable of giving rise to a claim or cause of action under the Landlord’s Warranties, the Defects Deed or the Agreement for Superior Lease (collectively, the “Circumstances” and “Circumstance” shall be construed accordingly) and the Landlord shall promptly:

10.3.1	notify the Developer of the relevant Latent Defective Works so notified to the Landlord by the Tenant, in accordance with clause 5.1 of the Defects Deed; and/or (as the case may be)

10.3.2	notify the relevant member of the Professional Team of the Circumstance so notified to the Landlord by the Tenant in accordance with the Landlord Warranty

10.3.3	keep the Tenant regularly informed as to progress of any claim or cause of action and promptly attend to any reasonable enquiries of the Tenant in relation to any such claim or cause of action and provide (on the Tenant’s request and at the Tenant’s reasonable and proper cost) the Tenant with notes of any meeting with the Developer and/or Professional Team.

10.4	Subject to Clause 10.4 at the request and cost of the Tenant the Landlord shall take reasonable steps to enforce the

10.4.1	obligations of the Developer under the Defects Deed insofar as they affect the Demised Premises and/or the Common Parts insofar as they affect the Demised Premises; and/or

10.4.2	obligations of the Professional Team under the Landlord’s Warranties save to the extent the particular member of the Professional Team are no longer in existence or has entered into insolvency bankruptcy or receivership process analogous to the events set out in clause 8.1.3 provided always that the Landlord shall not be obliged to commence or procure any proceedings.

10.5	The Landlord will not be obliged to exercise its rights pursuant to the Defects Deed and/or the Landlord Warranties and/or the Agreement for Superior Lease if any Latent Defective Work and/or the Circumstance (as the case may be) are caused and/or aggravated by the acts, negligence or default of the Tenant or its servants, agents, consultants or contractors and/or the Tenant fails to notify the Landlord of the Latent Defective Works and/or the Circumstance in a timely manner.

10.6	Prior to taking any action on behalf of the Tenant pursuant to clause 10.4, the Landlord shall:

10.6.1	agree the content and scope of any cause of action or claim with the Tenant, such agreement by either party not to be unreasonably withheld or delayed;

10.6.2	agree any costs to be incurred by the Tenant prior to incurring them and which costs must be reasonable and proper and provided that if the claim or cause of action affects the Demised Premises and another part of the Building the Tenant shall be responsible only for a fair and proportionate part of such costs;

10.6.3	agree a programme with the Tenant for pursuing the claim or cause of action and pursue such claim or cause of action in accordance with that agreement.

10.7	The Tenant shall permit the Developer and/or the Professional Team (as the case may be) and all workman contractors servants or others persons reasonably or properly required by the Developer access to the Demised Premises to

10.7.1	enable the Developer to comply with the provisions of clauses 5.1 and 5.2 of the Defects Deed; and

10.7.2	carry out any remedial work arising out of or in connection with any claim or cause of action under the Landlord’s Warranties

The Landlord shall use reasonable endeavours to procure the Developer and/or the Professional Team comply with the provisions of clause 8.18 of this Lease and comply with the reasonable requests of the Tenant during periods of access.

10.8

The Landlord shall provide the Tenant with a copy of the details of the works proposed to be carried out by the Developer and/or the Professional Team (as the case may be) in order to remedy the relevant Latent Defective Works and/or any claim or cause of action under the Landlord’s Warranties (as the case may be) and the programme for carrying out and completion of those works following receipt by the Landlord of details from the Developer and/or the Professional Team. The Landlord shall use reasonable endeavours to procure that the Developer and/or the Professional Team gives due consideration to (but the Tenant acknowledges are not bound by) the Tenant’s reasonable requests in relation to the scope of works programme and methodology in carrying out such works.

10.9	If and to the extent that

10.9.1	the Landlord receives reimbursement from the Developer of any Defects Costs in respect of the Base Building Works and/or Defects Costs in respect of the Infrastructure Works pursuant to the Developer’s indemnity clauses 3 and/or 4 of the Defects Deed; or

10.9.2	the Landlord receives reimbursement in full or partial discharge of liabilities from a member of the Professional Team in respect of costs attributable to the Warranties;

then:

(a)	if and to the extent that any of the reimbursed Defects Costs in respect of the Base Building Works and/or any of the reimbursed Defects Costs in respect of the Infrastructure Works and/or any costs received under clause 10.9.2 comprise the reimbursement of a cost which has been charged to the Landlord under the Superior Lease and also charged to the Tenant under this Lease as an item comprised in the Building Expenditure and/or the Estate Expenditure (as the case may be), the Landlord shall reimburse to the Tenant a fair and reasonable proportion of the relevant amount so reimbursed to the Landlord by the Developer pursuant to clauses 3 and/or 4 of the Defects Deed or reimbursed to the Landlord by the Professional Team pursuant to the Landlord’s Warranties (as the case may be), within ten (10) Working Days following receipt of the same from the Developer/Professional Team less the Landlord’s reasonable costs in pursuing such a claim to the extent such costs have not been paid by the Tenant under Clause 10.3; and

(b)

if and to the extent that the Landlord, pursuant to clause 3 of the Defects Deed, receives reimbursement from the Developer of any costs which have been incurred by the Tenant and which comprise costs falling within the scope of paragraph (b) of the definition of Defects Costs in respect of the Base Building Works then the Landlord shall reimburse the same to the Tenant (or as it may direct) within ten (10) Working Days following receipt of those costs from the Developer.

11	THE SURETY’S COVENANTS

IN consideration of this demise having been made at its request the Surety HEREBY COVENANTS with the Landlord as a primary obligation in the terms contained in the Fourth Schedule

12	AGREEMENT FOR LEASE

This Lease is granted pursuant to an agreement for lease dated 18 October 2010 (the “Agreement for Lease”)

13	NEW TENANCY

This Lease constitutes a new tenancy for the purposes of the Landlord and Tenant (Covenants) Act 1995

14	NOT USED

15	INDEPENDENT PERSON

15.1	Reference to Independent Person

If any dispute arises of the nature referred to in Clauses 7.14 and 9.12.3 then if either the Landlord or the Tenant so requires at any time by notice served on the other (the “Determination Notice”) such dispute shall be referred to and determined by an independent person (the “Independent Person”) who shall have been qualified in respect of the general subject matter of the dispute or difference for not less than ten (10) years and who shall be a specialist in relation to such subject matter

15.2	Appointment of Independent Person

The Independent Person shall be appointed by agreement between the parties to this Lease or (if within ten (10) Working Days after service of the Determination Notice the parties have been unable to agree) on the application of any of the parties by the President for the time being of the Royal Institution of Chartered Surveyors or the duly appointed deputy of such President or any other person authorised by him to make appointments on his behalf

15.3	Independent Person to act as an expert

15.3.1	The Independent Person shall act as an expert and not as an arbitrator and his decision shall be final and binding upon the parties to the dispute

15.3.2	The Independent Person shall consider (inter alia) any written representations made on behalf of any party (if made reasonably promptly) but shall not be bound thereby

15.3.3	The Independent Person shall be independent and shall act impartially and fairly between the parties

15.3.4	The parties to this Lease shall use all reasonable endeavours to procure that the Independent Person shall give his decision as speedily as reasonably possible

15.3.5	The parties hereby consent to any hearing in connection with any such independent determination not being held in public and the decision of the Independent Person not being pronounced in public

15.3.6	The costs of appointing the Independent Person and his costs and disbursements in connection with his duties under this Lease shall be shared between the parties to the dispute in such proportion as the Independent Person shall determine or in the absence of such determination then equally between the parties and

15.3.7	If the Independent Person shall be or become unable or unwilling to act then the procedure contained in this Clause 15 for the appointment of an expert may be repeated as often as necessary until a decision is obtained

IN WITNESS whereof this Lease has been executed by the parties as a Deed and delivered on the day and year first above written

FIRST SCHEDULE

Rights Granted

1	Estate Common Parts

(Subject to the right for the Superior Landlord, the Landlord or the Management Company to use those parts of the Estate Common Parts suitable in accordance with the principles of good estate management for such purposes for displays) the right for the Tenant and all persons authorised by the Tenant (in common with the Superior Landlord, the Landlord and the Management Company and all other persons having a like right) at all times and for all proper purposes:

(a)	to pass and repass with or without vehicles over and along all roads accesses and egresses from time to time comprised in the Estate Common Parts and intended for vehicular access

(b)	to pass and repass on foot only over and along such areas as are from time to time comprised in the Estate Common Parts and intended for pedestrian access

(c)	to use such parts of the Estate Common Parts as are not referred to in sub-paragraphs (a) and (b) above until such time (if any) as any of the same are adopted by the highway or other relevant authority and become public thoroughfare provided that the Superior Landlord and/or the Landlord may add to extend vary or stop-up any of the same from time to time provided that (i) in the case of sub-paragraphs (a) and (b) above alternative means of access to the Demised Premises (in the case of a permanent stopping up not materially less convenient to the Tenant and/or any other person authorised by it) are available ensuring the continuance of access to and beneficial use and occupation of the Demised Premises and (ii) in the case of sub-paragraph (c) above so that the Tenant’s use and occupation of the Demised Premises is not thereby materially and adversely affected provided further that as so varied, added to and/or extended the same are not then materially less convenient to the Tenant and/or any other person authorised by it)

2	Pipes

The right to the free passage and running of water sewage surface water drainage gas electricity telecommunications and other services or supplies to and from the Demised Premises (subject to the Tenant not overloading or damaging the same) in and through the Pipes in the Building or any Adjoining Property serving the Demised Premises in common with the Landlord, the Superior Landlord and all other persons having the like right PROVIDED ALWAYS that the Superior Landlord and/or the Landlord may vary the route or alter all or any such services or supplies from time to time and the rights hereby granted shall thereupon apply to such services and supplies as varied or altered provided that (save in case of emergency or where it is completely impractical so to do in which event such destruction or interruption in such service or supplies will be kept to a minimum) alternative services and supplies are available ensuring the continuance of the rights of passage and running of such matters at all times necessary to use the Demised Premises for all proper purposes

3	Common Parts of the Building

(Subject to the right for the Superior Landlord, the Landlord or the Management Company to use those parts of the Common Parts of the Building suitable in accordance with the principles of good estate management for such purposes for displays) the right for the Tenant and all persons authorised by the Tenant (in common with the Superior Landlord, the Landlord and the Management Company and all persons having a like right):

(a)	to use for pedestrian access and egress such of the Common Parts of the Building as shall be necessary for the use and enjoyment of the Demised Premises for all proper purposes and

(b)	subject to paragraph 13(b), to use the passenger lifts in the Building for the purpose only of obtaining access to and egress from the Demised Premises and

(c)	to use such of the lavatories in the Building as shall from time to time be reasonably designated by the Superior Landlord and/or the Landlord for the Tenant’s use the Landlord being obliged to so designate

(d)	to use any delivery area loading bay and goods lifts reasonably designated from time to time for the Tenant’s use for the purpose only of vehicular access and egress for delivery in and out and loading and unloading of goods and equipment and not for any other purposes

4	Entry to other parts of the Building

The right (subject to the provisions of Clauses 4.19 and 4.20) for the Tenant and all other persons authorised by the Tenant in common with the Superior Landlord, the Landlord and the Management Company and all others having the like rights and easements at all reasonable times to enter parts of the Building adjoining the Demised Premises in order to carry out works of repair or alteration to the Demised Premises or the Pipes serving the same or to exercise the rights given to the Tenant or to comply with the covenants given by the Tenant (including with the prior written consent of the Superior Landlord and/or the Landlord (such consent not to be unreasonably withheld or delayed)) on the following conditions:

(a)	the Tenant shall except in case of emergency give reasonable prior written notice to the Landlord and the occupiers (if any) of such adjoining premises of its intention to exercise such right

(b)	the Tenant shall only exercise such rights insofar as it cannot reasonably carry out such works of repair and alteration, exercise such rights or comply with such covenants in question from within the Demised Premises and

(c)	the Tenant shall cause as little inconvenience and damage as reasonably practicable and shall without delay make good to the reasonable satisfaction of the Landlord and the occupiers of such adjoining premises all damage thereby occasioned to such adjoining premises or any other part of the Building in the exercise of such rights by the Tenant

5	Support

The right of shelter support and protection for the benefit of the Demised Premises from any other part of the Building as now enjoyed

6	List of tenant’s names

The right for the Tenant and its lawful undertenants or other lawful occupiers to have their respective names and the premises occupied by them and corporate logos displayed on a tenant directory board to be located in the main entrance hall of the Building and with the Landlord’s and the Superior Landlord’s approval as to the size and style, such approval not to be unreasonably withheld or delayed, in the lift lobby at each floor level within the Demised Premises

7	Affixing of items to the structure of the Building

The right (subject to the provisions of Clauses 4.19 and 4.20) for the Tenant and all persons authorised by the Tenant to affix to the interior surface of the walls columns or structural slabs enclosing the Demised Premises such items as will not impair the structural integrity of such walls columns or slabs

8	Rights exercisable over Private Roads on the Isle of Dogs

The right for the Tenant and all persons authorised by the Tenant (in common with the Superior Landlord, the Landlord and the Management Company and all other persons having a like right) to exercise the right of way contained in paragraph 1 of Schedule 1 to the Transfer dated 17 July 1987 between (1) The London Docklands Development Corporation and (2) Legibus 925 Limited, subject to the provisions therein contained

9	Not used

10	Name Plate

The right to erect and install a name plate for the Tenant from time to time on such directory and other boards which the Landlord, the Superior Landlord or the Management Company may provide on the Estate for the purpose of identifying occupiers of the Estate subject to the Landlord’s prior approval to the nature, size and position (such approval not to be unreasonably withheld or delayed)

11	Satellite Dishes

(a)	The right to erect and install a maximum of 2 satellite dishes within the Mechanical Space Area and to connect thereto, subject to the Landlord’s and the Superior Landlord’s written consent to the same, such consent not to be unreasonably withheld or delayed.

(b)	The exclusive right, in respect of the Satellite Dishes as are erected and/or installed from time to time on or in the Mechanical Space Area pursuant to paragraph (a) above, to keep and retain the Satellite Dishes in the Mechanical Space Area and to run wiring and ducting from and to the Demised Premises to and from such Satellite Dishes, together with a right of access to and from the Mechanical Space Area for the maintenance, repair, and replacement of the Satellite Dishes and the wiring and ducting associated with it, over such route as the Landlord and Superior Landlord may acting reasonably specify, provided that the Tenant shall:

(i)	Use the Satellite Dishes in connection with the Tenant’s use of the Demised Premises; and

(ii)	Ensure that any satellite dishes installed in the Mechanical Space Area shall not exceed 1.5 metres in diameter

(c)	The Landlord shall not knowingly and shall not knowingly permit to be done anything in the Landlord’s Property which interferes with the Tenant’s beneficial rights to access and use the Satellite Dishes.

12	Shared Ramp

The right for the Tenant and all persons authorised by the Tenant (in common with the Superior Landlord, the Landlord and the Management Company and all other persons having a like right) at all times and for all proper purposes to pass and repass with and without vehicles over and along the Shared Ramp

13	Trader Lifts

(a)	The right for the Tenant to have exclusive use of the Trader Lifts up to Floor 4 but not above at all times and for all purposes for access to and egress from the Demised Premises

(b)	If at any time the density of occupation of the Demised Premises increases above a ratio of 1:10 per square metre across the Demised Premises and if as a consequence the Tenant’s use of the passenger lifts (which expression where used in this paragraph 13(b) excludes the Trader Lifts) results in a traffic density during Peak Hours, that is in excess of that which would have been assumed by the lift traffic analysis for a density of occupation of 1:10 per square metre at the time of the passenger lift provision (“Lift Traffic Analysis”) the Landlord reserves the right to review and alter the Tenant’s rights to use the passenger lifts serving the Demised Premises (which for the avoidance of doubt shall not permit the Landlord to withdraw the Tenant’s right to the exclusive use of the Traders Lifts) but may restrict the Tenant’s use of the passenger lifts serving the Demised Premises during Peak Hours and provided that if the traffic density during Peak Hours is in excess of that which would have been assumed by the Lift Traffic Analysis data is due in part to the Tenant’s density of occupation rising above 1:10 per square metre and in part due to the density of the occupation of another tenant or tenants in the building rising above 1:10 per square metre then the Tenant’s use of the passenger lifts (but not the Traders Lifts) shall be adjusted proportionately to its density of occupation.

(c)	Subject to paragraph 13(d) the right for the Tenant and all those authorised by the Tenant to enter the Landlord’s Retained Premises to maintain and repair the Trader Lift Shaft

(d)	The exercise of the rights referred to in paragraph 13(c) above is subject to the conditions that:

(i)	before exercising any such right, the Tenant is to give not less than 6 days’ written notice (save in an emergency when such notice as is practicable shall be given) to the Landlord:

(ii)	save in the case of works comprising usual maintenance and repair works to the Traders Lifts and/or the Trader’s Lift Shaft or works undertaken in an emergency, the Tenant will provide to the Landlord drawings, specifications and other written details of the proposed work, and the method of undertaking the proposed works which the Tenant requires to execute on the Landlord’s Retained Premises, and such other information as the Landlord may reasonably require;

(iii)	save in the case of works comprising usual maintenance and repair works to the Traders Lifts and/or the Trader’s Lift Shaft or works undertaken in an emergency, the Tenant requires the prior approval in writing of the Landlord for the proposed works to be undertaken pursuant to paragraph 13(d)(ii) (such approval not to be unreasonably withheld or delayed);

(iv)	in exercising any such right, the Tenant is to execute all work at its own expense, in a good and workmanlike manner, with good and suitable materials, complying with good building practice, and in accordance with drawings, specification and other information submitted to and approved by the Landlord (if required pursuant to paragraphs 13(d)(ii)) and 13(d)(iii), and in accordance with requisite statutory consents and the requirements of competent authorities;

(v)	in carrying out the work, the Tenant is to act with due diligence, cause as little disturbance, damage and inconvenience as is reasonably possible, and promptly make good all damage done to the Landlord’s Retained Premises to the Landlord’s reasonable and proper satisfaction; and

(vi)	any contractors employed or appointed by the Tenant to maintain and repair the Trader Lifts and the Trade Lift Shaft shall be accredited by the Lift and Escalator Industry Association (or its appropriate successor body).

SECOND SCHEDULE

Exceptions and Reservations

The following rights and easements are excepted and reserved out of the Demised Premises to the Landlord and the Superior Landlord and the Management Company and all other persons properly authorised by either of them or having the like rights and easements:

1	Pipes

The right to the free passage and running of water sewage surface water drainage gas electricity telecommunications and other services or supplies to and from the Building or any Adjoining Property in and through any of the Pipes which may at any time be in under or passing through or over the Demised Premises

2	Entry

The right at all reasonable times upon reasonable prior notice except in cases of emergency to enter the Demised Premises in order to:

(a)	inspect cleanse maintain repair connect to remove renew relay replace alter or execute any works to or in connection with the Pipes and any other services in or accessible from the Demised Premises

(b)	execute repairs decorations alterations and any other works to the Building or any Adjoining Property or to do anything which the Landlord may do under this Lease or which the Superior Landlord or the Management Company may do under the Superior Lease

(c)	carry out the Estate Services and to carry out the Building Services

PROVIDED THAT the provisions of Clause 8.18 shall apply with regard to the exercise of such rights

3	Scaffolding

The right insofar as the same cannot otherwise economically and practicably be carried out to erect scaffolding for the purposes of repairing or cleaning the Building and any buildings now or hereafter erected on the Estate or in connection with the exercise of any of the rights mentioned in this Schedule

PROVIDED THAT

(a)	such scaffolding does not materially restrict the access to the Demised Premises or materially adversely affect or restrict the enjoyment and use of the Demised Premises;

(b)	the person exercising such rights shall use all reasonable endeavours to keep the period of erection and use of scaffolding to a minimum;

(c)	such person shall make good to the Tenant’s reasonable satisfaction any damage to the Demised Premises caused by such scaffolding and/or by its use and/or by its removal as soon as practicable

4	Light and air etc.

The rights of light air and all other easements and rights now or hereafter enjoyed by other parts of the Building or the Adjoining Property

5	Support

The right of support protection and shelter now or hereafter existing for the benefit of other parts of the Building from the Demised Premises

6	Fire escapes

The right to enter the Demised Premises (in times of emergency or during fire drills) for the purpose of obtaining access to or using any of the routes of escape in the Building from time to time

7	Building on the Adjoining Property

The right at any time to build on or execute any works to the Building or any Adjoining Property or any buildings thereon in such manner as the person exercising the right shall think fit notwithstanding the fact that the same may obstruct affect or interfere with the amenity of the Demised Premises or the passage of light and air to the Demised Premises

8	Alteration of Common Parts

Subject to the rights granted in the First Schedule, the right to extend vary or stop-up the Estate Common Parts or the Common Parts of the Building or any part or parts thereof from time to time if the Superior Landlord shall reasonably deem it desirable for the more efficient management security and operation of the Estate or the Building or for the comfort of the owners and tenants on the Estate (including the Tenant) (but not so that the Tenant’s or its tenants’ access to and/or use and occupation of the Demised Premises and/or use and enjoyment of the Restricted Estate Common Parts is thereby materially and adversely affected))

9	Use of Estate Common Parts and Common Parts of the Building

The right where acting reasonably to regulate and control the use of the Estate Common Parts and the Common Parts of the Building in the interests of good estate management and to make Regulations for that purpose so long as the same shall not materially adversely affect the Tenant’s or its tenants’ use and occupation of the Demised Premises and/or use and enjoyment of the Restricted Estate Common Parts and are not inconsistent with the express rights granted to the Tenant in this Lease

10	General

Any rights or easements excepted and reserved in this Schedule over anything which is not in being at the date hereof shall be effective only in relation to any such thing which comes into being before the expiry of eighty (80) years from the date of this Lease (which shall be the perpetuity period applicable hereto)

THIRD SCHEDULE

Rent Reviews

1	Definitions

In this Schedule the following expressions shall have the following meanings:-

(a)	“Review Date” means each of the Rent Review Dates specified in the Definitions and “Relevant Review Date” shall be construed accordingly

(b)	“Assumed Premises” means the Demised Premises on the assumption that:

(i)	the Tenant’s Works have not been carried out and (for the avoidance of doubt) the Tenant has removed all tenant’s fixtures and all improvements and alterations carried out by the Tenant otherwise than pursuant to an obligation to the Landlord (reinstating and making good any damage caused to the Demised Premises in so doing) and has left the Demised Premises as clear space and

(ii)	the Building has been constructed and the Demised Premises have been fitted out by the Landlord at its own cost immediately prior to the grant of this Lease in accordance with the specification and drawings forming Annexure 1 hereto entitled “Rent Review Specification” read on the basis that where reference is made to a Minimum Standard that is the standard provided in accordance with the specification annexed hereto forming Annexure 3 entitled “Minimum Standard Developer’s Finish for Tenant Work” and as altered from time to time by alterations and improvements carried out by the Tenant pursuant to an obligation to the Landlord

(c)

“Open Market Rent” means (subject to paragraph 4 below) the clear yearly rack rent at which the Assumed Premises could reasonably be expected to be let in the open market as a whole at the Relevant Review Date by a willing landlord to a willing tenant with vacant possession and without any premium or any consideration other than rent for the grant thereof for a term of ten (10) years commencing on the Relevant Review Date and with five yearly open market rent reviews and otherwise on the terms and conditions and subject to the covenants and provisions contained in this Lease other than the amount of the Rent payable hereunder and otherwise subject to the provisions for the review of the Rent contained in this Schedule and making the Assumptions but disregarding the Disregarded Matters

(d)	the “Assumptions” means the following assumptions (if not facts) at the Relevant Review Date:

(i)	that the Assumed Premises are fit for immediate occupation and use and have been fully fitted out and equipped at the Landlord’s expense to the specification described in paragraph 1 (b)(ii) of this Schedule; and

(ii)	that there shall be no discount reduction or allowance to reflect (or compensate any incoming tenant for the absence of) any rent free or concessionary rent period which reflects the time it would take for the incoming tenant to fit out the Assumed Premises so as to be ready for immediate use or any capital payment or other consideration in lieu thereof and which would be granted to the willing lessee in the open market at the relevant Review Date so that such Open Market Rent shall be that which would be payable after the expiry of any such rent free or concessionary rent period which the willing lessee shall hereby be assumed to have enjoyed or after receipt by the willing lessee of any such capital payment or other consideration in lieu thereof; and

(iii)	that no work has been carried out to the Demised Premises by the Tenant any undertenant or their respective predecessors in title during the Term which has diminished the rental value of the Demised Premises; and

(iv)	that if the Demised Premises or the Building or the necessary accessways and/or access roads thereto have been destroyed or damaged they have been fully rebuilt and reinstated; and

(v)	that the Assumed Premises and the Building together with all necessary access ways and access roads comply with all statutory and regulatory requirements; and

(vi)	that all the covenants contained in this Lease have been fully performed and observed (except in the case of the Landlord when it remains in material breach of covenant having had a reasonable period of time to remedy such breach) and

(vii)	that the Tenant has the benefit (subject to the licence fee and other terms therein) of the Car Parking Licence to park fifteen (15) cars in the Car Parks on the Estate entered into at the date of this Lease between (1) JP Morgan Markets Limited (2) the Tenant and (3) the Surety

(e)	the “Disregarded Matters” means:

(i)	any effect on rent of the fact that the Tenant or any Group Company of the Tenant or any undertenant or their respective predecessors in title or any other lawful occupier have been in occupation of the Demised Premises or any part thereof or the Building or any part thereof; and

(ii)	any goodwill attached to the Demised Premises by reason of the business then carried on at the Demised Premises by the Tenant or any permitted undertenant or any other lawful occupier

(f)	“Surveyor” means an independent chartered surveyor of not less than ten (10) years’ standing who is a Fellow of the Royal Institution of Chartered Surveyors and who is experienced in the letting or valuation of buildings similar to the Assumed Premises in the City of London and London Docklands and who is also aware of rental values elsewhere in London appointed from time to time to determine the Open Market Rent pursuant to the provisions of this Schedule and the Surveyor shall act as an arbitrator in accordance with the Arbitration Act 1996

(g)	the “President” means the President for the time being of the Royal Institution of Chartered Surveyors and includes the duly appointed deputy of the President or any person authorised by the President to make appointments on his behalf

(h)	“Rent Restrictions” means the restrictions imposed by any statute for the control of rent in force on a Review Date or on the date on which any increased rent is ascertained in accordance with this Schedule and which operate to impose any limitation whether in time or amounts on the assessment or the collection of any increase in rent or any part thereof

2	The Rent

From and including each Review Date the Rent shall be equal to the Open Market Rent at the Relevant Review Date as ascertained in accordance with the provisions of paragraph 3 of this Schedule subject to the provisions of paragraph 4 of this Schedule

3	Agreement or determination of the Open Market Rent

The Open Market Rent at any Review Date may be agreed in writing at any time between the Landlord and the Tenant but if for any reason the Landlord and the Tenant have not so agreed then from a date two (2) months prior to the Review Date up to the next succeeding Review Date either the Landlord or the Tenant may by notice in writing to the other require the Open Market Rent to be determined by the Surveyor

4	Deemed Open Market Rent

(a)	If the Open Market Rent at the first Review Date (as such Open Market Rent is ascertained pursuant to paragraph 3 of this Schedule) is:

(i)	less than or if the Open Market Rent at that Review Date cannot for any reason be ascertained pursuant to paragraph 3 above then for the purposes of this Schedule the Open Market Rent at such Review Date shall be deemed to be;

(ii)	more than then for the purposes of this Schedule the Open Market Rent at such Review Date shall be deemed to be

(b)	If the Open Market Rent at any subsequent Review Date (as so ascertained) is less than the Rent payable immediately preceding the Relevant Review Date or if the Open Market Rent at the Relevant Review Date cannot for any reason be so ascertained then for the purposes of this Schedule the Open Market Rent at the Relevant Review Date shall be deemed to be the Rent payable immediately preceding the Relevant Review Date

5	Appointment of Surveyor

(a)	The Surveyor (in default of agreement between the Landlord and the Tenant) shall be appointed by the President on the written application of either the Landlord or the Tenant made not earlier than two (2) months prior to the Relevant Review Date

(b)	The Surveyor appointed under this paragraph shall act as an Arbitrator and the following provisions shall apply:

(i)	the date of the Arbitrator’s award shall be deemed to be the date on which a copy of the award is served on the Landlord and the Tenant;

(ii)	the Arbitrator shall not be entitled to order the rectification, setting aside or cancellation of this Lease or any other deed;

(iii)	the Arbitrator shall have the power to order a provisional award;

(iv)	the Arbitrator shall not be entitled to require that security is provided in respect of the costs of the arbitration;

(v)	the Arbitrator shall not be entitled to make an award prior to the Relevant Rent Review Date

6	Fees of Surveyor

The fees and expenses of the Surveyor including the cost of his nomination shall be payable by the Landlord and the Tenant in such proportions as the Surveyor shall, at his discretion, direct (or in the absence of any such direction equally)

7	Appointment of new surveyor

If the Surveyor dies is unwilling to act or becomes incapable of acting or if for any other reason he is unable to act then either the Landlord or the Tenant may request the President to discharge the said surveyor and appoint another surveyor in his place which procedure may be repeated as many times as necessary

8	Interim payments pending determination

(a)	In the event that by the Relevant Review Date the Rent has not been agreed or determined as aforesaid (the date of agreement or determination being herein called the “Determination Date”) then in respect of the period (herein called the “Interim Period”) beginning with the Relevant Review Date and ending on the day before the Quarterly Day following the Determination Date the Tenant shall pay to the Landlord Rent at the yearly rate payable immediately before the Relevant Review Date

(b)	Within fourteen (14) days of receipt of written demand served following the Determination Date the Tenant shall pay to the Landlord the amount (if any) by which the Rent paid on account by the Tenant under the provisions of paragraph 8(a) of this Schedule in respect of the Interim Period falls short of the aggregate of Rent payable in respect of the Interim Period together with interest on each of the instalments of such shortfall at the Base Rate from the date of each relevant under payment to the date of payment

9	Rent Restrictions

On each occasion that Rent Restrictions shall prevent or prohibit either wholly or partially:

(a)	the operation of the above provisions for review of the Rent or

(b)	the normal collection and retention by the Landlord of any increase in the Rent or any instalment or part thereof

THEN in each such case:

(i)	the operation of such provisions for review of the Rent shall be postponed to take effect on the first date or dates thereafter upon which such operation may occur Provided that such operation shall not take place more frequently than would be the case in the absence of any Rent Restrictions throughout the Term of this Lease

(ii)	the collection of any increase or increases in the Rent shall be postponed to take effect on the first date or dates thereafter that such increase or increases may be collected and/or retained in whole or in part and on as many occasions as shall be required to ensure the collection of the whole increase

AND until the Rent Restrictions shall be relaxed either partially or wholly the Rent shall be the maximum sum from time to time permitted by the Rent Restrictions (but in any event not exceeding the relevant Open Market Rent agreed or determined in accordance with this Third Schedule)

10	Memoranda of reviewed rent

As soon as the amount of any reviewed Rent has been agreed or determined memoranda thereof shall be prepared by the Landlord or its solicitors and thereupon shall be signed by or on behalf of the Landlord and the Tenant and annexed to this Lease and the counterpart thereof and the parties shall bear their own costs in respect thereof

11	Time not of the essence

For the purpose of this Schedule time shall not be of the essence

FOURTH SCHEDULE

Covenants by the Surety

1	Indemnity by Surety

The Surety hereby covenants with the Landlord as a primary obligation that the Tenant or the Surety shall at all times until the Tenant shall cease to be bound by the Tenant’s covenants in the Lease during the Term duly perform and observe all the covenants on the part of the Tenant contained in this Lease including the payment of the rents hereby reserved and all other sums payable under this Lease in the manner and at the times herein specified and the Surety shall indemnify and keep indemnified the Landlord against all claims demands losses damages liability costs fees and expenses whatsoever sustained by the Landlord by reason of or arising directly or indirectly out of any default by the Tenant in the performance and observance of any of its obligations or the payment of any rents and other sums

2	Surety jointly and severally liable with Tenant

The Surety hereby further covenants with the Landlord that the Surety is jointly and severally liable with the Tenant (whether before or after any disclaimer by a liquidator or trustee in bankruptcy) for the fulfilment of all the obligations of the Tenant under this Lease and agrees that the Landlord in the enforcement of its rights hereunder may proceed against the Surety as if the Surety was named as the Tenant in this Lease

3	Waiver by Surety

The Surety hereby waives any right to require the Landlord to proceed against the Tenant or to pursue any other remedy whatsoever which may be available to the Landlord before proceeding against the Surety

4	Postponement of claims by Surety against Tenant

The Surety hereby further covenants with the Landlord that the Surety shall not claim in any liquidation bankruptcy composition or arrangement of the Tenant in competition with the Landlord and shall to the extent there are moneys due and owing to the Landlord by the Tenant remit to the Landlord the proceeds of all judgments and all distributions it may receive from any liquidator trustee in bankruptcy or supervisor of the Tenant and to the extent aforesaid shall hold for the benefit of the Landlord all security and rights the Surety may have over assets of the Tenant whilst any liabilities of the Tenant or the Surety to the Landlord remain outstanding

5	Postponement of participation by Surety in security

The Surety shall not be entitled to participate in any security held by the Landlord in respect of the Tenant’s obligations to the Landlord under this Lease or to stand in the place of the Landlord or the Management Company in respect of any such security until all the obligations of the Tenant or the Surety to the Landlord under this Lease have been performed or discharged

6	No release of Surety

None of the following or any combination thereof shall release discharge or in any way lessen or affect the liability of the Surety under this Lease:

(a)	any neglect delay or forbearance of the Landlord in endeavouring to obtain payment of the rents or other amounts required to be paid by the Tenant or in enforcing the performance or observance of any of the obligations of the Tenant under this Lease

(b)	any refusal by the Landlord to accept rent tendered by or on behalf of the Tenant at a time when the Landlord was entitled (or would after the service of a notice under Section 146 of the Law of Property Act 1925 have been entitled) to re-enter the Demised Premises

(c)	any extension of time given by the Landlord to the Tenant

(d)	(subject to Section 18 of the Landlord and Tenant (Covenants) Act 1995) any variation of the terms of this Lease (including any reviews of the rent payable under this Lease) or the transfer of the Landlord’s reversion

(e)	any change in the identity constitution structure or powers of any of the Tenant the Surety or the Landlord or the liquidation administration or bankruptcy (as the case may be) of either the Tenant or the Surety

(f)	any legal limitation or any immunity disability or incapacity of the Tenant (whether or not known to the Landlord) or the fact that any dealings with the Landlord by the Tenant may be outside or in excess of the powers of the Tenant

(g)	any other act omission matter or thing whatsoever whereby but for this provision the Surety would be exonerated either wholly or in part (other than a release under seal given by the Landlord)

7	Disclaimer or forfeiture of Lease

(a)	The Surety hereby further covenants with the Landlord that:

(i)	if the Crown or a liquidator or trustee in bankruptcy shall disclaim or surrender this Lease or

(ii)	if the Tenant shall cease to exist

THEN the Surety shall if the Landlord by notice in writing given to the Surety within ninety (90) days after such disclaimer or other event so requires procure that a Group Company of the Surety accepts from and executes and delivers to the Landlord a counterpart of a new lease of the Demised Premises and the Surety shall act as guarantor of that Group Company under the new lease and shall execute the said counterpart of the new lease for a term commencing on the date of the disclaimer or other event and continuing for the residue then remaining unexpired of the Term such new lease to be at the cost of the Surety (such costs to be reasonable and proper) and to be at the same rents and subject to the same covenants conditions and provisions as are contained in this Lease

(b)	If the Landlord shall not require a new lease to be taken pursuant to paragraph 7(a) above the Surety shall nevertheless upon demand pay to the Landlord a sum equal to the Rent and other sums that would have been payable under this Lease but for the disclaimer or other event in respect of the period from and including the date of such disclaimer or other event until the expiration of ninety (90) days therefrom or until the Landlord shall have granted a lease of the whole or part of the Demised Premises to a third party (whichever shall first occur)

8	Benefit of guarantee and indemnity

This guarantee and indemnity shall enure for the benefit of the successors and assigns of the Landlord under this Lease without the necessity for any assignment thereof

9	Value Added Tax

Where, pursuant to the terms of this Lease, the Landlord or any other person (for the purposes of this paragraph 9, the “Supplier”) makes or is deemed to make a supply to the Surety for Value Added Tax purposes and Value Added Tax is or becomes chargeable on such supply, the Surety shall on written demand pay to the Supplier (in addition to any other consideration for such supply) a sum equal to the amount of such Value Added Tax subject to prior receipt by the Surety from the Supplier of a Value Added Tax invoice addressed to the Surety in respect of such supply

FIFTH SCHEDULE

Matters to which the Demised Premises are subject

So far as the same relate to or affect the Demised Premises the following:

1	EGL316757 (Canary Wharf Phase II Freehold), EGL 316758 (Canary Wharf Phase II Leasehold), EGL565834, EGL567818

2	The Tenant’s covenants contained in the Superior Lease.

3	The tenant’s covenants contained in the Overriding Lease.

SIXTH SCHEDULE

Estate Services

(A)	In this Schedule references to “maintain” shall mean maintain inspect test service repair overhaul amend rebuild renew reinstate replace (and in all such cases to no lesser an extent than is necessary to comply with statutory requirements and the requirements of responsible authorities) and shall include where appropriate treat wash down cleanse paint decorate empty and drain and the expression “maintenance” and “maintaining” shall be construed accordingly

(B)	In making decisions exercising discretions and/or giving consideration affecting the extent nature quality and cost of the relevant service or services and/or incurring any of the costs referred to in Part B of this Schedule from time to time the Management Company hereby covenants that it shall at all times act reasonably, properly and in accordance with the principles of good estate management (having regard to the nature and quality of the Estate)

(C)	In performing the Estate Services and any other services hereunder the Management Company shall be entitled to employ or procure or permit the employment of managers agents contractors or others appropriate thereto

(D)	In performing the Estate Services and any other Services hereunder the Management Company and the Landlord covenant that they each will procure that all relevant statutory and regulatory requirements are observed

Part A

the Services

Subject to paragraphs (B) (C) and (D) above the following services to be carried out in accordance with the principles of good estate management shall constitute the Estate Services:

1	Estate Common Parts

To maintain the Estate Common Parts

2	Apparatus plant machinery etc

To maintain and operate all apparatus plant machinery and equipment comprised in or otherwise serving the Estate Common Parts from time to time and the buildings housing them

3	Pipes

To maintain those Pipes the use of which is shared by the occupiers of more than one building on the Estate

4	Fire alarms etc

To maintain any smoke and/or smoke fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus and other safety equipment and ancillary apparatus and systems comprised in the Estate Common Parts and in any event to maintain fire and smoke detection fire preventive and fire fighting equipment including sprinklers hydrants hosereels extinguishers fire alarms fire escapes and fire escape routes and general means of escape to the extent required to comply in relation to the Estate Common Parts with statutory requirements and the requirements of responsible authorities or underwriters or insurance companies

5	Lighting

To keep lit at appropriate times and to reasonable levels all appropriate parts of the Estate Common Parts

6	Roads Malls etc open

Without prejudice to any right of the Superior Landlord, the Landlord or the Management Company or the Tenant hereunder so far as shall be reasonably practicable to keep open and unobstructed the access and circulation areas the roadways streets plazas malls and other vehicular and pedestrian ways and similar areas (the “Accesses”) comprised in the Estate Common Parts (subject only to:

(a)	any temporary closure from time to time or

(b)	closure at such certain hours as are necessary for reasons of security or reasonable operational purposes which in each case shall be kept to a minimum and only when no less convenient alternative Accesses are provided)

Provided that the Superior Landlord and the Management Company shall not be entitled to use the Restricted Estate Common Parts in such a manner which prohibits or materially adversely affects the use and enjoyment of the Demised Premises

7	Security surveillance and visitor control

To provide (and as appropriate maintain) security services and personnel including where appropriate in the Management Company’s discretion acting reasonably in the interests of good estate management closed circuit television and/or other plant and equipment for the purpose of surveillance and supervision of users of the Estate Common Parts Provided that such services and personnel shall not extend to the Building

8	Provision of signs and general amenities

In the Management Company’s discretion acting reasonably in the interests of good estate management to provide and maintain direction signs and notices seats and other similar fixtures fittings chattels and amenities for the convenience of tenants and their visitors and for the enjoyment or better enjoyment of such parts of the Estate Common Parts as are available from time to time for use by the occupiers of and visitors to the Estate and/or members of the public as the Superior Landlord, the Landlord or the Management Company may reasonably determine

9	Ornamental features gardens etc

In the Management Company’s discretion acting reasonably to provide and maintain hard and soft landscaping and planting within the Estate Common Parts including fountains sculptures architectural artistic or ornamental features or murals and to keep all such parts of the Estate Common Parts as may from time to time be laid out as landscaping (including water features) neat clean planted (where appropriate) properly tended and free from weeds and the grass cut

10	Fixtures fittings etc

To provide and maintain fixtures fittings furnishings finishes bins receptacles tools appliances materials equipment and other similar things for the maintenance appearance upkeep or cleanliness of the Estate Common Parts and the provision of the Services set out in this part of the Schedule

11	Windows

As often as the Management Company may acting reasonably consider appropriate to clean the exterior and interior of all windows and window frames in any building included in the Estate Common Parts and to provide and maintain cradles runways and carriages in connection with such cleaning

12	Refuse

To provide and operate or procure the provision and operation of means of collection compaction and disposal of refuse and rubbish (including litter within the Estate Common Parts and if necessary pest control) from the Estate Common Parts and other parts of the Estate and to provide and maintain plant and equipment for the collection compaction treatment packaging or disposal of the same

13	Traffic

(So far as the same are not for the time being the exclusive responsibility of a public authority) to use reasonable endeavours to control so far as practicable traffic on the roads and service roads forming part of the Estate Common Parts and parking therein and for that purpose to provide and maintain such working and mechanical systems as the Management Company acting reasonably considers appropriate including where lawful wheel clamping immobilising and removal of vehicles

14	Energy and supply services

To arrange the provision of water fuel oil gas heating cooling air conditioning ventilation electricity and other energy and supply services to the Estate Common Parts as may be required for use in running or operating any service to the Estate Common Parts or distributed to occupiers of the Estate including so far as appropriate standby power generators and plant

15	Water Areas and Waterside and Riverside Walkways

To use reasonable endeavours to procure that the responsible party maintains and operates or (in the Management Company’s discretion acting reasonably) to maintain and operate the dock water retention system comprised in or immediately adjoining the Estate and to use reasonable endeavours to keep water areas within the Estate Common Parts free from debris refuse and other material and (to the extent reasonably practicable) to take reasonable steps to treat the same as necessary and to minimise pollution therein and to provide and maintain such seating security and safety equipment on any waterside walkways as the Management Company acting reasonably considers appropriate

16	Transport Services

So far as the Superior Landlord, the Landlord or the Management Company acting reasonably considers desirable or appropriate to provide and (as circumstances permit)

operate and maintain vehicles or other modes of transport staff premises and equipment for a transport service or services within or for the benefit of the Estate

17	Other services

To provide and maintain such other services for the benefit of the Estate or the enjoyment of it by the users or occupiers thereof as the Superior Landlord or the Management Company may acting reasonably in accordance with the principles of good estate management (and for the benefit of the tenants and occupiers of the Estate generally) reasonably consider desirable or appropriate

Part B

1	Staff

(a)	The proper cost of staff (including direct or indirect labour) for the provision of services to the Estate Common Parts and for the general management (including accountancy functions) operation and security of the Estate Common Parts (including traffic control and policing) and all other proper incidental expenditure salaries insurance health pensions welfare severance and other payments contributions and premiums

(b)	the proper cost of uniforms working clothes tools appliances materials and furniture furnishings stationery items and equipment (including telephones) for the proper performance of the duties of any such staff

(c)	providing maintaining repairing decorating and lighting any reasonably required accommodation and facilities for staff including any residential accommodation for staff employed on the Estate Common Parts and all rates gas electricity and other utility charges in respect thereof and any reasonable actual or notional rent for such accommodation

2	Common Facilities

The proper amount which shall require to be paid for or towards the proper costs charges fees and expenses in repairing maintaining and lighting and, subject to the provisions of paragraph (aa) of the definition of Building Expenditure in Clause 9.1.3, making and laying as the case may be any roads ways forecourts passages pavements party walls or fences party structures Pipes or other conveniences and easements whatsoever which may belong to or be capable of being used or enjoyed by the Estate in common with any Adjoining Property

3	Transportation Facilities

The amount which the Superior Landlord or Management Company properly pays for or towards the maintenance and lighting of or security for transportation facilities which provide services to or for the benefit of the Estate or the users and occupiers thereof and/or the fixtures fittings and equipment thereon but for the avoidance of doubt excluding any contributions which the Superior Landlord or the Management Company may from time to time make towards the Canary Wharf Underground Station (excluding any park areas or other areas to be used as open spaces for the enjoyment of the public which are provided or constructed above the Canary Wharf Underground Station and party structures of such station) or the provision and operation of the Docklands Light Railway (excluding contributions the Superior Landlord or the Management Company make towards the maintenance of the station from time to time)

4	Outgoings

All existing and future rates (including water rates) levies taxes duties charges assessments impositions and outgoings (whether parliamentary parochial local or of any other description and whether or not of a capital or non-recurring nature) payable in respect of the Estate Common Parts or any part thereof (save any payable by the Superior Landlord or the Management Company occasioned by the grant of any disposition of or dealing with or generation of income from the Estate Common Parts or any part thereof)

5	Statutory requirements

The proper cost of carrying out any works to the Estate Common Parts required to comply with any statute

6	Representations

The proper cost of taking any steps deemed appropriate or expedient by the Superior Landlord, Landlord or the Management Company acting reasonably and in the interest of good estate management for complying with making representations against or otherwise contesting the incidence of the provisions of any statute concerning town planning rating public health highways streets drainage and all other matters relating or alleged to relate to the Estate Common Parts or the Estate as a whole or in which occupiers within the Estate have a common interest

7	Fees of the Estate Surveyor and the Accountant

The proper and reasonable fees costs charges expenses and disbursements of the Estate Surveyor and the Accountant for or in connection with the performance of the duties ascribed to the Estate Surveyor and the Accountant respectively under the provisions of Clause 9

8	Management

(a)	The proper and reasonable fees of managing agents employed or retained by the Management Company for or in connection with the general overall management and administration and supervision of the Estate (excluding rent collection rent reviews and lettings and disposals)

(b)	A fee to the Management Company in connection with the management of the Estate equal to 10% of the Estate Expenditure (excluding any items in this paragraph 8) but so that if a firm of managing agents is appointed to manage the Estate the fee chargeable by the Management Company in any Estate Financial Year under this paragraph 8(b) shall be reduced (but not below zero) by an amount equivalent to the fees (not including any part of such fees which represents Value Added Tax) charged by such managing agents and included in Estate Expenditure for that Estate Financial Year pursuant to paragraph 8(a) above

9	Insurance

(a)	The cost of insuring (including without limitation Insurance Premium Tax):-

(i)	the Estate Common Parts against loss or damage by the Insured Risks in such sum as shall be notified by the Superior Landlord to the Landlord as being the full reinstatement cost thereof and including architects’ surveyors’ and other professional fees (and Value Added Tax thereon) and expenses incidental thereto the cost of shoring up demolition and site clearance compliance with local authority requirements and similar expenses and loss of income (if any) which may be receivable from the Estate Common Parts provided all such income shall be a deduction from the Estate Expenditure) for such period as shall be reasonable having regard to the likely period required for obtaining planning permission and reinstating the Estate Common Parts

(ii)	any engineering and electrical plant and machinery being part of the Estate Common Parts against sudden and unforeseen damage breakdown and inspection to the extent that the same is not covered by paragraph 9(a)(i) above

(iii)	property owners liability and public liability or such other insurances as the Superior Landlord acting reasonably may from time to time deem necessary to effect

(b)	The proper cost of periodic valuations for insurance purposes undertaken at appropriate intervals

(c)	The proper cost of works required to the Estate Common Parts in order to satisfy the insurers of the Estate Common Parts

(d)	Any amount which may be deducted or disallowed by the insurers pursuant to the excess provision in the Superior Landlord’s insurance policy effected pursuant to Clause 7.1 of the Superior Lease upon settlement or adjudication of any claim by the Superior Landlord or the Management Company

10	Public activities

The cost of any displays concerts exhibitions or other forms of public entertainment or activity undertaken within the Estate Common Parts and for the benefit or enjoyment of the Estate or its occupiers generally

11	Public toilets

The proper cost of providing operating and maintaining public toilet facilities within the Estate Common Parts or for the benefit or enjoyment of the Estate or its occupiers generally

12	Miscellaneous items

(a)	The proper cost of leasing or hiring any of the items referred to in Part A or Part B of this Schedule

(b)	Interest proper commission and fees properly incurred in respect of any moneys included in Estate Expenditure borrowed to finance the provision of Services and any of the items referred to in Part A or Part B of this Schedule

SEVENTH SCHEDULE

Building Services

(A)	In this Schedule references to “maintain” shall mean maintain inspect test service repair overhaul amend rebuild renew reinstate replace (and in all such cases to no lesser an extent than is necessary to comply with statutory requirements and the requirements of responsible authorities) and shall include where appropriate treat wash down cleanse paint decorate empty and drain and the expression “maintenance” and “maintaining” shall be construed accordingly

(B)	In making decisions exercising discretions and/or giving consideration affecting the extent nature quality and cost of the relevant service or services and/or incurring any of the costs referred to in this Schedule from time to time the Management Company is obliged under the Superior Lease at all times to act reasonably properly and in accordance with the principles of good estate management (having regard to the nature and quality of the Building)

(C)	In performing the Building Services and any other services hereunder the Management Company shall be entitled to employ or procure or permit the employment of managers agents contractors or others appropriate thereto

(D)	In this Schedule the following expressions shall have the following meanings:

the “Base Parts of the Building” means the Common Parts of the Building but excluding:

(a)	the passenger lifts

(b)	the goods lifts

(c)	the goods loading docks and adjacent service areas

(d)	the lift lobbies and access corridors serving more than one tenant

(e)	the common service corridors

the “Core Parts” means the Retained Parts but excluding:

(f)	the Common Parts of the Building

(g)	the Tenant Lavatories

the “Tenant Lavatories” means those lavatories within the Building as shall from time to time be intended for or designated for the use of the tenants of Lettable Areas in the Building

Part A

Building Services

Subject to paragraphs (B) and (C) above the following services to be carried out at all times efficiently safely and with all appropriate diligence and care to a standard and degree in keeping with a building of the nature of the Building and in accordance with the principles of good estate management shall constitute the Building Services:

Part I

1	The Core Parts

To keep cleaned and maintained and in good repair and condition the Core Parts

2	Base Parts of the Building

To keep clean and maintained and in good repair and condition the Base Parts of the Building including the windows thereof and to keep the same adequately lighted where appropriate during the Business Hours and such other hours as the Management Company may in its reasonable discretion from time to time decide

3	Hot and cold water

During the Business Hours to provide an adequate supply of hot and cold water to the wash basins in the Building other than in the Tenant Lavatories

4	Air conditioning

During the Business Hours to provide heating and air conditioning to the Base Parts of the Building and the Core Parts as each is intended to be heated and air conditioned to such temperatures and standards as the Management Company acting reasonably may from time to time reasonably consider appropriate and to maintain all equipment plant and machinery used in connection therewith other than such as is the responsibility of the Tenant

5	Retained Parts

Lighting heating furnishing carpeting and to the extent reasonable to do so equipping and (as necessary) altering the Core Parts and Base Parts of the Building including but not limited to the provision in the main entrance halls and lift lobby areas of floral decorations desks tables chairs and other fixtures and fittings

6	Apparatus plant machinery etc

Maintaining and operating all apparatus plant machinery and equipment serving the Core Parts and the Base Parts of the Building from time to time

7	Fire alarms etc.

Maintaining any fire alarms and ancillary apparatus and fire prevention and fire fighting equipment and apparatus and other safety equipment comprised in the Retained Parts or serving the Building and in any event of maintaining fire and smoke detection fire preventive and fire fighting equipment including sprinklers hydrants hosereels extinguishers fire alarms fire escapes and fire escape routes and general means of escape to the extent required to comply in relation to the Retained Parts with statutory requirements and the requirements of responsible authorities or underwriters or insurance companies

8	Security and surveillance

Providing security services and personnel including in the Management Company’s reasonable discretion closed circuit television and/or other plant and equipment for the purpose of surveillance and supervision of users of or visitors to the Building Provided that such services and personnel shall not extend to the Demised Premises or other Lettable Areas

Part II

1	Lifts

During the Business Hours to provide a good quality lift service to the Demised Premises by the operation of the lifts now or from time to time installed and outside the Business Hours to provide such a lift service as the Management Company reasonably considers necessary or desirable in the interests of good estate management

2	Hot and Cold Water

During the Business Hours to provide an adequate supply of hot and cold water to the wash basins in the Tenant Lavatories

3	Maintenance and Cleaning

To keep clean and maintained including the windows thereof and to keep adequately lighted where appropriate during the Business Hours and such other hours as the Management Company may in its reasonable discretion from time to time decide:

(a)	the passenger lifts serving the Demised Premises

(b)	the goods lifts

(c)	the goods loading docks and adjacent service areas

(d)	the lift lobbies and access corridors serving more than one tenant

(e)	the common service corridors

4	Air Conditioning

During the Business Hours to provide heating and air conditioning to those parts of the Building which are not supplied pursuant to the provisions of Paragraph 4 of Part I of Part A of this Schedule and which are intended to be heated and air conditioned to such temperatures and standards as the Management Company acting reasonably may from time to time reasonably consider appropriate and to maintain all equipment plant and machinery used in connection therewith other than such as is the responsibility of the Tenant

5	Lighting heating etc

Lighting heating furnishing carpeting and to the extent reasonable to do so equipping and (as necessary) altering:

(a)	the Tenant Lavatories

(b)	the areas of the Building identified in Paragraph 3 of Part II of Part A of this Seventh Schedule

6	Apparatus plant machinery etc.

Maintaining and operating all apparatus plant machinery and equipment serving the Building with the exception of the Core Parts and the Base Parts of the Building

7	Security and surveillance

Providing security services and personnel including in the Management Company’s reasonable discretion closed circuit television and/or other plant and equipment for the purpose of monitoring organising and supervising the use of any loading bays delivery areas and goods lifts within the Building Provided that such services and personnel shall not extend to the Demised Premises or other Lettable Areas

8	Fixtures fittings etc

Providing and maintaining fixtures fittings furnishings finishes bins receptacles tools appliances materials equipment and other things for the maintenance appearance upkeep or cleanliness of the Retained Parts and the provision of any services for the Building

9	Windows

Cleaning the exterior and (save where the responsibility of a tenant) interior of all windows and window frames in the Retained Parts and of providing and maintaining cradles runways and carriages in connection with such cleaning

10	Refuse

Providing and operating or procuring the provision and operation of means of collection compaction and disposal of refuse and rubbish (including litter within the Common Parts of the Building and if necessary pest control) from the Building and of providing and maintaining plant and equipment for the collection compaction treatment packaging or disposal of the same

11	Energy and supply services

The provision of water fuel oil gas heating cooling air conditioning ventilation electricity and other energy and supply services to the Building as may be required for use in running or operating any service to the Building or distributed to occupiers of the Building including standby power generators and plant

SEVENTH SCHEDULE

Part B

Part I

1	Staff

The proper cost of staff (including direct or indirect labour) as are reasonably necessary or desirable for the provision of services to the Core Parts and the Base Parts of the Building and for the general management (including accountancy functions) and operation of those parts of the Building and all other incidental proper expenditure including but not limited to:

(a)	salaries insurance health pension welfare severance and other payments contributions and premiums

(b)	the proper cost of uniforms working clothes tools appliances materials and furniture furnishings stationery items and equipment (including telephones) for the proper performance of the duties of any such staff

(c)	providing maintaining repairing decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed on the Building and all rates gas electricity and other utility charges in respect thereof and any actual or notional rent for such accommodation

2	Common Facilities

The proper amount which shall require to be paid or contributed towards the proper costs charges fees and expenses in making laying repairing maintaining rebuilding decorating cleansing and lighting as the case may be any roads ways forecourts loading docks and bays passages pavements party walls or fences party structures Pipes or other conveniences and easements which may belong to or be capable of being used or enjoyed by the Building in common with any Adjoining Property

3	Outgoings

All existing and future rates (including water rates) levies taxes duties charges assessments impositions and outgoings whatsoever (whether parliamentary parochial local or of any other description and whether or not of a capital or non-recurring nature) payable in respect of the Retained Parts of any part thereof (save any payable by the Superior

Landlord, Landlord or the Management Company occasioned by the grant of any disposition of or dealing with the Retained Parts or any part thereof)

4	Regulations

The proper cost of compliance with the Regulations so far as the same relate to the provision of the services and other items referred to in Part I of Part A and Part I of Part B of this Schedule

5	Miscellaneous items

(a)	The proper cost of leasing or hiring any of the items referred to in Part I of Part A or Part I of Part B of this Schedule

(b)	Interest commission and fees in respect of any moneys included in Building Expenditure borrowed to finance the provision of services and any of the items referred to in Part I of Part A or Part I of Part B of this Schedule

Part B

Part II

1	Provision of signs and general amenities

The proper cost of providing and maintaining direction signs and notices seats and other fixtures fittings chattels and amenities for the convenience of tenants and their visitors and for the enjoyment or better enjoyment of such parts of the Common Parts of the Building as are available from time to time for use by the occupiers of and visitors to the Building and/or members of the public as the Superior Landlord or the Management Company may reasonably determine

2	Ornamental features gardens etc

The proper cost of providing and maintaining hard and soft landscaping and planting within the Retained Parts including fountains sculptures architectural artistic or ornamental features or murals and of keeping all such parts of the Retained Parts as may from time to time be laid out as landscaping (including water features) neat clean planted (where appropriate) properly tended and free from weeds and the grass cut

3	Other services

The proper cost of providing such other services for the benefit of the Building or the convenience of the occupiers thereof including without limitation a receipt and dispatch centre for items delivered by courier as the Management Company may acting reasonably in accordance with the principles of good estate management and for the benefit of the tenants and occupiers of the Building generally, reasonably consider desirable or appropriate

4	Staff

The proper cost of staff (including direct or indirect labour) as are reasonably necessary or desirable for the provision of services to those parts of the Building not being Core Parts or Base Parts of the Building and for the general management (including accountancy functions) and operation of those parts of the Building and all other incidental proper expenditure including but not limited to:

(a)	proper salaries insurance health pension welfare severance and other payments contributions and premiums

(b)	the cost of uniforms working clothes tools appliances materials and furniture furnishings stationery items and equipment (including telephones) for the proper performance of the duties of any such staff

(c)	providing maintaining repairing decorating and lighting any accommodation and facilities for staff including any residential accommodation for staff employed on the Building and all rates gas electricity and other utility charges in respect thereof and any actual or notional rent for such accommodation

5	Statutory requirements

The cost of carrying out any works to the Retained Parts required to comply with any statute

6	Representations

The cost of taking any steps deemed appropriate or expedient by the Superior Landlord or the Management Company acting reasonably and in the interests of good estate management for complying with making representations against or otherwise contesting the incidence of the provisions of any statute concerning town planning rating public health highways streets drainage and all other matters relating or alleged to relate to the Retained Parts or the Building as a whole or in which occupiers within the Building have a common interest

7	Regulations

The proper cost of compliance with the Regulations so far as the same relate to the provision of the services and other items referred to in Part II of Part A and Part II of Part B of this Schedule

8	Enforcement of covenants etc

The proper cost of enforcing the covenants in any other leases of Lettable Areas within the Building to the extent that failure to perform or observe the same may adversely affect the use and operation of the Building by the occupiers thereof and/or the provision of the Building Services for the general benefit of the tenants thereof as reasonably determined by the Superior Landlord or the Management Company in accordance with the principles of good estate management

9	Fees of the Building Surveyor and the Accountant

The proper and reasonable fees costs charges expenses and disbursements of the Building Surveyor and the Accountant for or in connection with the performance of the duties ascribed to the Building Surveyor and the Accountant respectively under the provisions of Clause 9 of this Lease

10	Management

(a)	The proper and reasonable fees of managing agents employed or retained by the Management Company for or in connection with the general overall management and administration and supervision of the Building (excluding rent collection)

(b)	A fee to the Management Company in connection with the management of the Building such fee being equal to 10% of the Building Expenditure (excluding any items in sub-paragraph 10(a) of this Paragraph 10) but so that if a firm of managing agents is appointed to manage the Building the fee chargeable by the Management Company in any Building Financial Year under this paragraph 10(b) shall be reduced (but not below zero) by an amount equivalent to the fees (not including any part of such fees which represents Value Added Tax) charged by such managing agents and included in Building Expenditure for that Building Financial Year pursuant to paragraph 10(a) above

11	Miscellaneous items

(a)	The proper cost of leasing or hiring any of the items referred to in Part II of Part A or Part II of Part B of this Schedule

(b)	Interest commission and fees in respect of any moneys included in Building Expenditure borrowed to finance the provision of services and any of the items referred to in Part I of Part A or Part I of Part B of this Schedule

12	Insurance

(a)	Works required to the Building in order to satisfy the insurers of the Building

(b)	Any amount which may be deducted or disallowed by the insurers pursuant to any excess provision in the Superior Landlord’s insurance policy effected pursuant to Clause 7.1 of the Superior Lease upon settlement or adjudication of any claim by the Superior Landlord

13	Decorations

Providing and maintaining Christmas and other special decorations for the Building

14	Name boards

The cost of providing and installing name boards of such size and design as the Superior Landlord or the Management Company may in its absolute discretion determine in the main entrance to the Building and at such other locations as the Superior Landlord or the Management Company may consider desirable

15	Generally

Any proper costs and expenses (not referred to above) which the Management Company may incur in providing such other services and in carrying out such other works as the Management Company acting reasonably in accordance with the principles of good estate management and for the benefit of the Building or any part of it or the tenants or occupiers thereof generally may reasonably consider desirable or necessary

EIGHTH SCHEDULE

List of Warranties

1.	30 October 2006	(1) WSP Buildings Limited (2) Bear, Stearns International Limited

2.	7 March 2007	(1) Hilson Moran Partnership Limited (2) Bear, Stearns International Limited

3.	30 October 2006	(1) HOK International Limited (2) Bear, Stearns International Limited

4.	17 May 2007	(1) P.C. Harrington Contractors Limited (2) Bear, Stearns International Limited

5.	9 August 2007	(1) ZNS - Victor Buyck Joint Venture Limited (2) Bear, Stearns International Limited

6.	3 October 2007	(1) Broadcrown Limited (2) Bear, Stearns International Limited

7.	9 August 2007	(1) T Clarke Public Limited Company (2) Bear, Stearns International Limited

8.	3 October 2007	(1) Gratte Brothers Limited (2) Bear, Stearns International Limited

9.	3 December 2007	(1) Sharpfibre Limited (2) Bear, Stearns International Limited

10.	3 December 2007	(1) A.S.M. Engineering Limited (2) Bear, Stearns International Limited

11.	3 October 2007	(1) Eton Fire Limited (2) Bear, Stearns International Limited

12.	8 February 2008	(1) Toshiba Carrier UK Limited (2) Bear, Stearns International Limited

13.	8 February 2008	(1) Eton Associates Limited (2) Bear, Stearns International Limited

14.	16 June 2008	(1) Kone Plc (2) Bear, Stearns International Limited

15.	3 October 2007	(1) Expanded Piling Limited (2) Bear, Stearns International Limited

16.	20 April 2007	(1) Scheldebouw B.V. (2) Bear, Stearns International Limited

17.	13 October 2006	(1) P C Harrington Contractors Limited (2) Bear, Stearns International Limited

18.	30 October 2006	(1) P C Harrington Contractors Limited (2) Bear, Stearns International Limited

19.	18 September 2006	(1) Bacy Soletanche Limited (2) Bear, Stearns International Limited

ANNEXURE 1

Rent Review Specification

ANNEXURE 2

Yield Up Specification

ANNEXURE 3

Minimum Standard Developer’s Finish for Tenant Work

ANNEXURE 4

Tenant’s Works

ANNEXURE 5

TRM Deed

EXECUTION:

Executed as a deed by	)
J. P. MORGAN MARKETS LIMITED	)
acting by JOHN CLARE, director, in the	)
presence of:	)

Witness Signature:

Witness name (in capitals):

Witness address:

Witness occupation:

Exected as a deed on behalf of	)
MF GLOBAL HOLDINGS LTD a company	)
incorporated under the laws of The State of	)
Delaware by	)
)
)
Being a person who, in accordance with the	)
laws of that territory is acting under the	)
authority of the Company

Executed as a deed by MF GLOBAL UK	)
LIMITED by a director in the presence of a	)
witness:	)	Signature

Name (block capitals)
Director

Witness signature

Witness name
(block capitals)

Witness address

	CONTENTS
1	DEFINITIONS	5
2	INTERPRETATION	16
3	DEMISE AND RENTS	17
4	TENANT’S COVENANTS	18
4.1	Rents	18
4.2	Interest on arrears	19
4.3	Outgoings	19
4.4	Utility authorities	20
4.5	Repairs	21
4.6	Plant and machinery	21
4.7	Decorations	22
4.8	Cleaning	22
4.9	Land Registry Matters	22
4.10	Yield up	23
4.11	Rights of entry by the Superior Landlord, the Landlord and the Management Company	25
4.12	To comply with notices	26
4.13	Overloading floors and services and installation of wiring etc	26
4.14	Pipes	27
4.15	Cooking	27
4.16	Dangerous materials and use of machinery	27
4.17	Heating cooling and ventilation and other systems	27
4.18	User	28
4.19	Alterations signs and visual amenity	29
4.20	Works carried out to the Demised Premises	30
4.21	Alienation	31
4.22	Registration of dispositions	40
4.23	Disclosure of information	40
4.24	Landlord’s costs	40
4.25	Statutory requirements	41
4.26	Planning Acts	41
4.27	Statutory notices	43
4.28	Defective premises	43
4.29	Fire precautions and equipment etc.	43
4.30	Encroachments and easements	44
4.31	Reletting and sale notices	44
4.32	Indemnity	44
4.33	Value Added Tax	45
4.34	Regulations	45
4.35	Covenants affecting reversion	46
4.36	DLR	46
4.37	Tenant’s Rights	47
4.38	Superior Lease	47
5	NOT USED	47
6	LANDLORD’S COVENANTS	47
6.1	Quiet enjoyment	47
6.2	Not used	47
6.3	Superior Title	47
6.4	Value Added Tax	48
6.5	Landlord’s Rights	49
7	INSURANCE	50
7.1	Landlord to insure	50
7.2	Restriction on Tenant insuring	50
7.3	Landlord’s fixtures and Tenant’s Insured Fittings	50

7.4	Landlord to produce evidence of insurance	50
7.5	Cesser of rent	51
7.6	Destruction of the Building	51
7.7	Determination	51
7.8	Option to Determine	52
7.9	Payment of insurance moneys refused	54
7.10	Insurance becoming void	54
7.11	Requirements of insurers	54
7.12	Notice by Tenant	55
7.13	Benefit of other insurances	55
7.14	Damage/Destruction occurring during Tenant’s Rent Free Period	55
7.15	Uninsured Terrorist Risk	56
8	PROVISOS	56
8.1	Forfeiture	56
8.2	No implied easements	58
8.3	Exclusion of warranty as to user	58
8.4	Landlord’s obligations	58
8.5	Exclusion of Landlord’s and Management Company’s liability	59
8.6	Right for Superior Landlord to perform or to nominate another company to perform Management Company’s obligations	60
8.7	Development of Adjoining Property	60
8.8	Exclusion of statutory compensation	61
8.9	Use of premises outside Business Hours	61
8.10	Notices	61
8.11	Invalidity of certain provisions	62
8.12	Plans drawings etc	63
8.13	Confidentiality provision	63
8.14	Waiver etc. of regulations	64
8.15	Third Party Rights	64
8.16	Applicable Law and Jurisdiction	65
8.17	Representations	65
8.18	Rights of Entry	65
8.19	Indemnities	66
9	SERVICE CHARGE	67
9.1	Definitions	67
9.2	Payment of Service Charge	69
9.3	Service Charge Statements	70
9.4	Service Charge Percentages	71
9.5	Service Charge Adjustment	71
9.6	Omissions	72
9.7	Not used	72
9.8	Service Charge Reapportionments	72
9.9	Service Charge Variations	73
9.10	Services Provided at the Tenant’s Request	73
9.11	Continuation of Provisions	73
9.12	Access to inspect books of account	73
9.13	Landlord’s covenant to act on default by the Landlord or the Management Company in relation to the Building Services	75
9.14	Consultation with the Tenant	75
10	Defects Deed and Warranties	75
11	THE SURETY’S COVENANTS	79
12	AGREEMENT FOR LEASE	79
13	NEW TENANCY	79
14	NOT USED	79
15	INDEPENDENT PERSON	79
15.1	Reference to Independent Person	79
15.2	Appointment of Independent Person	79

15.3	Independent Person to act as an expert	80

FIRST SCHEDULE Rights Granted		81
SECOND SCHEDULE Exceptions and Reservations		87
THIRD SCHEDULE Rent Reviews		90
FOURTH SCHEDULE Covenants by the Surety		97
FIFTH SCHEDULE Matters to which the Demised Premises are subject		101
SIXTH SCHEDULE Estate Services		102
SEVENTH SCHEDULE Part B		115
EIGHTH SCHEDULE List of Warranties		121

ANNEXURE 1 Rent Review Specification		123
ANNEXURE 2 Yield Up Specification		124
ANNEXURE 3 Minimum Standard Developer’s Finish for Tenant Work		125
ANNEXURE 4 Tenant’s Works		126
ANNEXURE 5 TRM Deed		127

PLANS

1	Building and Estate
2 and 3	Churchill Place Car Park Ramp
4	Ground Floor
5	First Floor
6	Second Floor
7	Third and Fourth Floors
8	Generator Room
9	Mechanical Space Area
10	Restricted Estate Common Parts Plan
11 and 12	Shared Ramp Plan